Filed Pursuant to Rule 424(b)3

Registration Number 333-151177

REVOLUTIONARY CONCEPTS, INC.

3,642,200 Shares of Common Stock

This is a prospectus for the resale of up to 3,642,200 shares of our common stock , par value $0.001 per share, by the selling stockholders of Revolutionary Concepts, Inc. identified in this prospectus under “Selling Securityholders”, including 2,000,000 shares of our common stock issuable upon the exercise of 2,000,000 warrants.

Selling security holders are offering shares at a selling price of $1.25 per share. An arbitrary determination of the offering price increases the risk that purchasers of the shares in the offering will pay more than the value the public market ultimately assigns to the shares and more than an independent appraisal value.

The sales price to the public is fixed at $1.25 per share until such time as the shares of our common stock are traded on the NASD Over-The-Counter Bulletin Board. The common stock of the Company has been approved for quotation of our common stock on the OTC Bulletin Board under the symbol “REVO” , but a bid and ask has not been established to date. We can provide no assurance that our shares will trade on the OTC Bulletin Board.

The shares of Common Stock offered from time to time by the selling security holders under this prospectus consist of:

•	1,000,000 shares of Common Stock issued in the Units sold in 2005;(the "2005 Private Placement")
•	1,000,000 shares of Common Stock issuable upon exercise the Class A Warrants sold in the 2005 Private Placement;

•	1,000,000 shares of Common Stock issuable upon conversion of the Class B Warrants sold in the 2005 Private Placement;
•	642,200 shares of Common Stock sold in 2007; (the “2007 Private Placement”.)

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.  Pursuant to registration rights granted by us to the selling stockholders, we are obligated to register the shares held or to be acquired upon exercise of warrants by these selling stockholders. The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except cash exercise prices upon exercise of the warrants.. We will bear all expenses of registration incurred in connection with this offering (currently estimated to be $62,679, but all selling and other expenses incurred by the selling stockholders will be borne by them. An arbitrary determination of the offering price increase the risk that purchasers of the shares in the offering will pay more than the value the public market ultimately assigns to our common stock and more than an independent appraisal value.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This offering is limited to sale of securities and seeking offers to buy securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the units.

For investors outside the United States: Neither we nor any of the statutory underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

Investing in our common stock involves a high degree of risk.  We urge you to carefully consider the ‘‘Risk Factors’’ elsewhere in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is November 3, 2009

 Summary Financial Data

Because this is only a summary of our financial information, it does not contain all of the financial information that may be important to you. Therefore, you should carefully read all of the information in this prospectus and any prospectus supplement, including the financial statements and their explanatory notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before making a decision to invest in our common stock. The information contained in the following summary are derived from our financial statements for the years ending December 31, 2007 and 2008 and quarter ended June 30, 2009.

			Six months ended
	Years ended December 31,		June 30, 2009
	2007	2008	(unaudited)
Statement of Operations Data:
R Revenues	$0	$0	$0
OOperating expenses	470,914	228,465	307,571
NNet loss	(464,718)	(221,484)	(303,873)
BBalance Sheet Data:
TTotal cash and investments	$19,070	$0	$15,931
TTotal assets	60,312	48,020	60,639
StStockholders’ equity	(23,331)	(9,185)	(159,997)

SUMMARY

You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled “Risk Factors,” regarding us and the common stock being sold in this offering. Unless the context otherwise requires, “we,” “our,” “us” and similar phrases refer to Revolutionary Concepts Inc., a Nevada corporation.

Our Business

The Company is in the development stage, has incurred losses and expects losses to continue for the foreseeable future. We have not generated revenues to date, and there can be no assurance that we will be able to successfully penetrate our target market. We  have designed, developed and patented a network camera video and monitoring device (the “EYEYALK”) that permits two way interaction from remote sites, transmits to cell phones and other media, and permits visual and auditory control of monitored entry points.  Our system can be remotely controlled and monitored so that sound and visuals can be remotely transmitted to a cell phone or other receiving device. We expect to begin the commercialization of the system in 2010. The system utilizes new technology to synergistically improve messaging, communication, and security in this setting.

We intend to target licensing arrangement targeted to consumers and direct marketing to small to mid-sized businesses that require a secure workplace or work in remote locations. We believe that up until now this user group has been underserved due to the high price of competing solutions.

We are currently considered to be in unsound financial condition. Our Auditor has expressed substantial doubt about our ability to continue as a going concern. Persons should not invest unless they can afford to lose their entire investments. We sustained net losses of $(221,484) and $(464,718), for the years ended December 31, 2008, 2007 respectively. We have accumulated a deficit of 1,675,642, since inception in March, 2004.  Further, we may incur significant losses through 2009 and beyond, as we further develop and commercialize our remote network camera video system.

As of June 30, 2009 we had 19,534,111  shares of our common stock outstanding (excluding any warrants.), The shares of common stock covered by this prospectus constitute  18.65% of our outstanding common stock (assuming the exercise of all warrants included in this prospectus).

Corporate Information and History

We were founded in 2004 as Revolutionary Concepts, Inc., a North Carolina corporation and its subsidiary, D.V. M. S., LLC for the purpose of developing a network camera video device. We reincorporated in Nevada in February 2005 as Revolutionary Concepts, Inc. (the “Company”) to re-domicile the North Carolina corporation to a Nevada corporation by the same name

Our principal executive offices are located at 2622 Ashby Woods, Matthews, NC 28105.  The Company’s telephone number is 704-622-6327. The President of the Company is Ron Carter. We maintain a corporate website at www http://Eyetalkcom.com. The contents of our website are not part of this prospectus and should not be relied upon with respect to the prospectus.

To date, our efforts have been largely devoted to money developing our network camera video system. We are in the development stage and have not generated revenue from operations. We hope to release our remote network camera video system into the general marketplace in 2010. We will likely require continuous upgrade as our users implement the system and provide us with feedback.

Recent Financing Transactions

2005 Private Placement. In March 2005, we commenced a private offering of 100 Units at a price of $5,000 per Unit which was completed in March, 2006.. Each Unit consisted of 10,000 shares of common stock; 10,000 Class A Warrants, and 10,000 Class B Warrants (the "2005 Offering") The Units were sold . We received gross proceeds of $500,000, which was used to complete the prototype and patenting of the remote network camera video system and operating expenses, including some of the costs of this offering.

Each Class A warrant is exercisable for one share of common stock at an exercise price of $0.65 per share, and each Class B warrant is exercisable for one share of common stock at an exercise price of $0.90 per share. Each 2005 Warrant will be exercisable for eighteen months after the effective date of their registration, unless extended or redeemed. The exercise price and number of shares of common stock underlying the 2005 Warrants is subject to adjustment on certain events, including reverse stock splits, stock dividends and recapitalizations, combinations, and mergers. We must at all times reserve and keep available, solely for issuance and delivery upon the exercise of the 2005 Warrants, such shares of common stock underlying the 2005 Warrants, as from time to time shall be issuable upon the exercise of the 2005 Warrants.

We agreed to file a registration statement following completion of the 2005 Private Placement under certain conditions and undertook to use reasonable efforts to cause the registration statement to be declared effective. The securities to be registered under the registration statement consisted of all common stock issued, or issuable, under the 2005 Private Placement. No penalties were prescribed for failure to meet the deadlines for filing and effectiveness of the registration statement.

2007 Private Placement. In May 2007, we commenced a private offering of 642,200 shares of common stock in a private placement at $0.50 per share and received gross proceeds of $321,100 (the “2007 Private Placement”). No agents were involved in the 2007 Private Placement and no commissions or similar consideration was paid in connection with the 2007 Private Placement. The net proceeds were expended to further the development of the issuing and amending of the patent, research commercialization, further develop the software and operating expenses.

On April 24, 2008 we borrowed $7,500 from two unrelated parties. We also borrowed $300.000 from another non-related party on May 5, 2008 at 4% interest which begin to come due in October, 2008. These promissory notes were secured by a pledge of up to 612,000 shares of restricted common stock from our authorized but unissued shares. If we are unable to pay according to the terms of the notes or successfully renegotiate the notes, we must issue shares to the note holders.  On August 6, 2008, we modified the $300,000 promissory note to extend the due date until such time as the litigation with our former patent attorney has been resolved either by settlement, judgment, or otherwise.  We have agreed to pay the noteholder the principal plus accrued interest from the proceeds of any settlement, judgment or other payment.  We have agreed to provide a lien and notice of lien in form acceptable for recording to grant a security interest in the proceeds to the noteholder.  Ron Carter, our CEO and President, has also agreed to personally guarantee the amount of any shortfall in payments due the noteholder.  The noteholder has also been given the right to extinguish all of part of the outstanding debt, including accrued interest and any costs, to shares of common stock of the company at the agreed upon price of $0.50 per share, subject to approval by counsel that such issuance does not violate state or federal securities laws.

The Company had another private offering  in 2009 for 250,000 shares at $1.25 dated April 21, 2009.  The offering was closed by management. The company sold 111,600 shares and raised capital of $139,500 in this offering.

The securities offered in all three private placements, including the common stock, warrants and common stock issuable upon exercise of the warrants issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated there under, which exempt transactions by an issuer not involving any public offering. The issuance of the shares was undertaken without general solicitation or advertising. Each purchaser of the shares represented in the purchase agreement, among other things, that (a) it was an “accredited investor”, as defined in Regulation D promulgated under the Securities Act of 1933, (b) it had obtained sufficient information from us to evaluate the merits and risks of an investment in the shares of our common stock and (c) it was acquiring the shares of our common stock for investment purposes and not with a view to any public resale or other distribution in violation of the Securities Act of 1933 or the securities laws of any state. In addition, the stock certificate representing these shares contained a legend that they are restricted securities under the Securities Act of 1933. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act. Prospective purchasers in the 2009 private placement certified to management that their interest was not solicited by the prospectus of the selling shareholders. in  reliance upon Rule 155.

THE OFFERING

The Offering

All selling security holders are statutory underwriters and will be required to comply with all obligations imposed on statutory underwriters under the Securities Act of 1933. and any broker-dealer executing sell orders on behalf of the selling stockholders may be deemed to be ‘‘underwriters’’ within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Common stock offered by the selling stockholders:

Shares of Common Stock, $0.001 par value Maximum number of shares that may be issued on	1,642,200 shares
conversion of Class A Convertible Common Stock Purchase Warrants	1,000,000 shares

Class A Convertible Common Stock Purchase Warrants Maximum number of shares that may be issued on
conversion of Class B Convertible Common Stock Purchase Warrants	1,000,000 shares

Class B Convertible Common Stock Purchase Warrants 1,000,000 Total shares offered	3,642,200 shares
Common stock outstanding	19,534,111 shares (1)

Use of proceeds

We will receive none of the proceeds from the sale of the shares by the selling stockholders. We will receive $0.65 upon exercise of each Class A Warrant and $0.90 upon exercise of each Class B Warrant.

Risk Factors	You should read the section titled “Risk Factors” elsewhere in this prospectus as well as other cautionary statements throughout this prospectus before investing in any shares offered hereunder.

(1)	As of June 30, 2009. Does not include:

1,000,000 shares of our common stock that are reserved for issuance on the conversion of the outstanding shares of Class A Convertible Common Stock Purchase Warrants;

1,000,000 shares of our common stock that are reserved for issuance on the conversion of the outstanding shares of Class B Convertible Common Stock Purchase Warrants; and

 Selling Stockholders

All of the offered shares are to be offered and sold by our existing security holders. Seventy four selling stockholders acquired their shares in our 2005 Private Offering which were units including common stock, Class A issuance of Class A Convertible Common Stock Purchase Warrants and our Class B issuance of Class B Convertible Common Stock Purchase Warrants. The shares of common stock to be offered by the selling stockholders include:

1,000,000 shares of common stock currently issued and outstanding;

1,000,000 shares of our common stock issuable on the conversion of our Class A Convertible Common Stock Purchase Warrants; and

1,000,000 shares of our common stock issuable on the conversion of our Class B Convertible Common Stock Purchase Warrants.

Sixty Four selling stockholders acquired their shares in our 2007 Private Offering and are offering 642,200 shares.

In addition, under Rule 416 of the Securities Act, this prospectus, and the registration statement of which it is a part, covers a presently indeterminate number of shares of common stock issuable on the occurrence of a stock split, stock dividend or other similar transaction.

RISK FACTORS

RISKS RELATED TO OUR BUSINESS

AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. WE CANNOT ASSURE THAT WE WILL EVER GENERATE SIGNIFICANT REVENUES, DEVELOP OPERATIONS, OR MAKE A PROFIT.

OUR INDEPENDENT AUDITORS HAVE NOTED THAT THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Our independent auditors have noted that there is substantial doubt that we can continue as a going concern. As reflected in our consolidated financial statements the Company has had cumulative operating losses. We currently have a negative net worth, extremely limited cash and suffered net losses $(221,484) at December 31, 2008 and $(464,718) at December 31, 2007. We had accumulated deficits to our stockholder’s equity of $(1,371,769) and $(1,150,285) for the years ended 2008 and 2007 respectively. Management expects the losses to continue, thereby requiring addition capital, some of which may be generated from this offering. There can be no assurance that our plans will be successful. Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

OUR OFFICERS HAVE RECEIVED LOANS THAT MAY HAVE TO BE EXPENSED AND WHICH MAY CREATE CERTAIN TAX OBLIGATIONS.

From April 2005 to the date of this Memorandum, the officers of the Company have not taken salaries but have taken advances from the Company, some of which have been repaid. We have booked these loans to shareholders as unpaid capital contributions on the balance sheet. As of December 31, 2007, the Company had Loans to Shareholders of approximately $107,396 to its officers and directors.  As of December 31, 2008, the outstanding loans were $187,172.  The loans carry an interest rate of 5% and have been recorded as “Unpaid Capital Contributions”.  If for any reason some of these loans default they will be written off as compensation expense in the income statement and we have already accrued estimated payroll taxes due at $16,399 as of 12/31/08.

WE ARE A DEVELOPMENT STAGE COMPANY WITH NO OPERATING HISTORY FOR YOU TO EVALUATE AND WE HAVE NOT PROVEN OUR ABILITY TO GENERATE PROFITS.

We are a developmental stage company.  Although we have developed a working prototype, we have not established a market for our product.  We have no meaningful operating history so it will be difficult for you to evaluate an investment in our securities. From our inception to date, we have had no revenues. We may never be able to become profitable. You will be furnishing venture capital to us and will bear the risk of complete loss of your investment if we are unsuccessful.

An investor should also consider the uncertainties and difficulties frequently encountered by companies, such as ours, in their early stages of development.  Our revenue and income potential is unproven and our business model is still emerging.  If our business model does not prove to be profitable, investors may lose all of their investment.

WE HAVE HAD NO REVENUES AND ANTICIPATE LOSSES FOR THE FORESEEABLE FUTURE.

Since inception we have had no revenues.  We have not achieved profitability and expect to continue to incur net losses throughout fiscal 2010 and subsequent fiscal periods.  We expect to incur significant operating expenses and, as a result, will need to generate significant revenues to achieve profitability, which may not occur.  Even if we do achieve profitability, we may be unable to sustain or increase profitability on an ongoing basis.

IF WE FAIL TO IMPLEMENT OUR COMMERCIALIZATION STRATEGY, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED.

Our future financial performance and success are dependent in large part upon our ability to implement our commercialization strategy successfully. We have engaged third party consultants to identify potential clients for our technology, although we have no means to determine whether this strategy will be successful. We may not be able to successfully implement our commercialization strategy with or without the involvement of these third parties. If we are unable to do so, our long-term growth and profitability may be adversely affected. Even if we are able to successfully implement some or all of the initiatives of our business plan, our operating results may not improve to the extent we expect, or at all.

Implementation of our commercialization strategy could also be affected by a number of factors beyond our control, such as increased competition, legal developments, general economic conditions, increased operating costs or expenses. In addition, to the extent, we have misjudged the nature and extent of industry trends or our competition; we may have difficulty achieving our strategic objectives. We may also decide to alter or discontinue certain aspects of our business strategy at any time. Any failure to successfully implement our business strategy may adversely affect our business, financial condition and results of operations and thus our ability to service our indebtedness, including our ability to make principal and interest payments on our indebtedness.

THE COMPANY DEPENDS ON ITS PATENT AND PROPRIETARY RIGHTS TO DEVELOP AND PROTECT TECHNOLOGIES AND PRODUCTS, WHICH RIGHTS MAY NOT OFFER SUFFICIENT PROTECTION FROM INFRINGEMENT BY THIRD PARTIES.

The Company has been issued a patent by the U.S. Patent Office for its patented network camera video technology. Management believes that this is a valid patent. However, there can be no assurances that the patent and the network camera video technology will be enforceable or generate revenues for the Company.

The Company’s inability to protect its intellectual property through sufficient patent protection will adversely affect that Company’s ability to survive and other companies may be able to develop substantially similar technologies in competition with the Company. If those other companies enter the marketplace with their own similar products, the value of the Company’s patent will be substantially diminished.

The Company’s success will depend on its ability to obtain and enforce protection under United States and foreign patent laws and other intellectual property laws for the technology that the Company intends to market and license, to develop and preserve the confidentiality of trade secrets and to operate without infringing the proprietary rights of third parties.

The Company cannot assure you that our technology will not be breached, that we will have adequate remedies for any breach, or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others. Consequently, such breach could have a negative effect on our financial performance and results of operations.

LITIGATION TO ENFORCE ITS PATENT AGAINST UNAUTHORIZED USERS WILL BE EXPENSIVE AND TIME CONSUMING, AND THEIR OUTCOME IS UNCERTAIN. ANY DELAY OR OTHER FACTOR WHICH NEGATIVELY AFFECTS THE COMPANY’S ABILITY TO FUND OPERATIONS AND DEVELOP REVENUES.

Litigation to enforce the Company’s patented technology against unauthorized users can be a lengthy, time-consuming and expensive process and there can be no assurance of the results of such litigation. The Company has engaged patent counsel to consider enforcement actions against those using the technology but who do not have a licensing agreement for it. In addition, if we fail to provide adequate proprietary protection, our names, brand name reputation, revenues and potential profitability may be negatively affected.

WE EXPECT TO HAVE OUR PRODUCT MANUFACTURED BY THIRD PARTIES OVER WHICH WE HAVE NO CONTROL AND WE CURRENTLY DO NOT HAVE ANY AGREEMENTS FOR THE MANUFACTURE OF THE PRODUCT. WE ARE SUBJECT TO FLUCTUATIONS IN THE COST AND AVAILABILITY OF RAW MATERIALS AND THE POSSIBLE LOSS OF SUPPLIERS.

While we have had discussions with third party suppliers regarding the manufacture of our product, we currently have no arrangements. We expect to depend on third party manufacturers over which we will have no control. We are dependent upon the pricing by these companies and the availability and pricing of raw materials to produce our products. The availability of suppliers and the price and availability of the raw materials will be affected by numerous factors beyond our control. We do not have the resources, facilities or experience to manufacture our EYETALK product or any of its component parts. Such contract manufacturers may be the sole source of production and may have limited experience at manufacturing, a product similar to ours.

WE MAY HAVE INSUFFICIENT LIQUIDITY TO CONTINUE.

The Company will not receive any proceeds from the sale of common stock hereby offered although the Company will receive the exercise price for each warrant exercised. If none of the warrants are exercised we will need additional sources of capital or we may not be able to continue operations. We are devoting substantially all of our present efforts to establishing a new business and will need additional capital to continue implementing our business plan. We have generated no revenue. If we cannot raise money through this offering, we will have to seek other sources of financing or we will be forced to curtail or terminate our business plans. There is no assurance that additional sources of financing will be available at all or at a reasonable cost.

We have estimated the costs of completion of the commercialization at $1,382,000. Since there is no assurance that any of the warrants will be exercised the Company has initiated discussions regarding loans through commercial banks and a loan from other funding sources. We expect to continue these discussions in the hopes of arranging financing to provide sufficient liquidity.  We have no assurance that any of these discussions will prove successful

WE DO NOT CURRENTLY HAVE SALES, MARKETING OR DISTRIBUTION CAPABILITIES. IF WE FAIL TO EFFECTIVELY SELL, MARKET AND DISTRIBUTE OUR EYETALK PRODUCT, OUR BUSINESS AND RESULTS OF OPERATIONS WILL SUFFER.

We do not currently have a sales staff, marketing plan or other distribution facilities. We have engaged third parties to assist us in identifying potential users of the EYETALK technology. If we are unable to create sales, marketing and distribution capabilities or enter into licensing and similar agreements with third parties to perform these functions, we will not be able to successfully commercialize our EYETALK product, In order to successfully commercialize any of our product candidates, we must either internally develop sales, marketing and distribution capabilities or make arrangements with third parties to perform these services.

WE MAY HAVE EXPOSURE TO LEGAL CLAIM THAT COULD CAUSE SIGNIFICANT LOSSES.

 Our EYETALK product will likely be relied upon to provide methods of security from personal harm or property loss. To the extent that the EYETALK product malfunctions or experiences down times, losses could occur which would give rise to legal claims against us. There is no accurate method to predict the extent of exposure to these potential claims. We may therefore be susceptible to lawsuits that could cause us to incur substantial liabilities and/or limit commercialization of our EYETALK product. Product liability insurance for the pharmaceutical and biotechnology industries is generally expensive, if available at all. We do not currently have any product liability insurance. If we are unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we may be unable to commercialize our product candidates. A successful product liability claim brought against us in excess of our insurance coverage, if any, may cause us to incur substantial liabilities and, as a result, our business may fail.

COMPETITION IN THE ELECTRONIC SECURITY WORLD IS FIERCE AND WE MAY NOT BE ABLE TO COMPETE AND SURVIVE.

The electronic security industry is very competitive. It is constantly changing and we expect competition to intensify in the future. Increased competition will result in reduced profit margins on products.  We believe that our ability to compete successfully depends on a number of factors, including establishing brand awareness and market presence on a rapid basis; the quality of our marketing services; ease of use; and industry and general economic trends.  The failure of any number of these factors could cause us additional losses.

OUR PRINCIPAL STOCKHOLDERS CONTROL OUR BUSINESS AFFAIRS IN WHICH CASE YOU WILL HAVE LITTLE OR NO PARTICIPATION IN OUR BUSINESS AFFAIRS.

Currently, our principal stockholders own 65.81% of our common stock. After this offering (and assuming all shares are sold and all warrants are exercised), they will own approximately 59.70% of the common stock. As a result, they will have control over all matters requiring approval by our stockholders without the approval of minority stockholders.  In addition, they will be able to elect all of the members of our Board of Directors, which will allow them to control our affairs and management.  They will also be able to affect most corporate matters requiring stockholder approval by written consent, without the need for a duly noticed and duly-held meeting of stockholders.  As a result, they will have significant influence and control over all matters requiring approval by our stockholders.  Accordingly, you will be limited in your ability to affect change in how we conduct our business.

WE MAY INCUR SIGNIFICANT COSTS TO ENSURE COMPLIANCE WITH CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS.

We expect to incur significant costs associated with our public company reporting requirements, costs associated with applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC. We expect all of these applicable rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. While we have no experience as a public company, we estimate that these additional costs will total approximately $50,000 per year. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

RISKS RELATING TO OUR SECURITIES

WE HAVE NEVER PAID DIVIDENDS ON OUR COMMON STOCK AND YOU MAY NEVER RECEIVE DIVIDENDS.   THERE IS A RISK THAT AN INVESTOR IN OUR COMPANY WILL NEVER SEE A RETURN ON INVESTMENT AND THE STOCK MAY BECOME WORTHLESS.

We have never paid dividends on our common stock. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be at the discretion of the Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Future dividends may also be affected by covenants contained in loan or other financing documents, which may be executed by us in the future. Therefore, there can be no assurance that cash dividends of any kind will ever be paid. If you are counting on a return on your investment in the common stock, the shares are a risky investment.

THERE IS CURRENTLY NO MARKET FOR OUR COMMON STOCK AND NO ASSURANCE THAT ONE WILL DEVELOP.

There is currently no trading market for our shares of Common Stock, and there can be no assurance that a more substantial market will ever develop or be maintained.  Any market price for shares of our Common Stock is likely to be very volatile, and numerous factors beyond our control may have a significant adverse effect.  In addition, the stock markets generally have experienced, and continue to experience, extreme price and volume fluctuations which have affected the market price of many small capital companies and which have often been unrelated to the operating performance of these companies.  These broad market fluctuations, as well as general economic and political conditions, may also adversely affect the market price of our Common Stock.  Further, there is no correlation between the present limited market price of our Common Stock and our revenues, book value, assets or other established criteria of value.  The present limited quotations of our Common Stock should not be considered indicative of the actual value of the Company or our Common Stock

Future sales of our common stock could put downward selling pressure on our shares, and adversely affect the stock price.  There is a risk that this downward pressure may make it impossible for an investor to sell his shares at any reasonable price.

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could put downward selling pressure on our shares, and adversely affect the market price of our common stock.  Such sales could be made pursuant to Rule 144 under the Securities Act of 1933, as amended, as shares become eligible for sale under the Rule.

AN ARBITRARY DETERMINATION OF THE OFFERING PRICE INCREASES THE RISK THAT PURCHASERS OF THE SHARES IN THE OFFERING WILL PAY MORE THAN THE VALUE THE PUBLIC MARKET ULTIMATELY ASSIGNS TO OUR COMMON STOCK AND MORE THAN AN INDEPENDENT APPRAISAL VALUE OF US.

The offering price for the shares of $1.25 was arbitrarily determined by our management.  The offering price bears no relation to our assets, revenues, book value or other traditional criteria of value.  Investors may be unable to resell their shares at or near the offering price, if they are able to resell the shares at all. Selling security holders are offering shares at a selling price of $1.25 per share until a market for the shares is established and thereafter at prevailing market prices. If the selling security holders sell to more than 25 persons, the Company will undertake efforts to have markets established for the trading of the securities. If such a market begins before all securities offered hereby are sold, then the remaining securities will be sold at market prices.

IT WILL LIKELY BE HARDER FOR THE COMPANY TO RAISE ADDITIONAL MONEY WHILE THE WARRANTS ARE OUTSTANDING.

In our March, 2005 private offering, we sold 1,000,000 redeemable Class A Common Stock purchase warrants and 1,000,000 redeemable Class B Common Stock purchase warrants (the “public warrants.”) The Class A warrants are exercisable for one share of common stock at an exercise price of $0.65 and the Class B warrants are exercisable for one share of common stock at an exercise price of $0.90. Proceeds from the exercise of warrants will be booked as paid in capital and be added to working capital. All of the warrants will remain outstanding for a period of eighteen months from the effective date of registration, unless redeemed. During the term that the public warrants are outstanding, the holders of the public warrants are given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while these public warrants are outstanding. At any time during which these public warrants are likely to be exercised, we may be unable to obtain additional equity capital on more favorable terms from other sources.

THERE IS A POTENTIAL MARKET OVERHANG THAT COULD DEPRESS THE VALUE OF OUR COMMON STOCK AND FUTURE SALES OF OUR COMMON STOCK COULD PUT A DOWNWARD PRESSURE ON THE PRICE OF YOUR SHARES AND ADVERSELY AFFECT THE PRICE OF YOUR SHARES.

We also borrowed $307.500 from three non-related parties at 4% interest which begin to come due in October, 2008. These promissory notes were secured by a pledge of up to 612,000 shares of restricted common stock from our authorized buy unissued shares. If we are unable to pay according to the terms of the notes or successfully renegotiate the notes, we must issue shares to the noteholders. These shares are likely to create a market overhang until the notes are satisfied or the shares are issued and outstanding. This market overhang is likely to depress the value of the remaining outstanding shares.

Because our principal stockholders will continue to own approximately at least 59.70% of our common stock regardless of the number of warrants exercised they may dispose of a substantial percentage of their stock subject to Rule 144 trading volume limitations. If substantial amounts of any of these shares are sold there may be downward price pressures on our common stock price, causing the market price of our common stock to decrease in value. In addition, this selling activity could:

▪

Decrease the level of public interest in our common stock;

▪

Inhibit buying activity that might otherwise help support the market price of our common stock; and

▪

Prevent possible upward price movements in our common stock.

An arbitrary determination of the offering price increases the risk that purchasers of the shares in the offering will pay more than the value the public market ultimately assigns to our common stock and more than an independent appraisal value of us.

BECAUSE OUR SHARES ARE DEEMED HIGH RISK “PENNY STOCKS,” YOU MAY HAVE DIFFICULTY SELLING THEM IN THE SECONDARY TRADING MARKET.

The Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Additionally, if the equity security is not registered or authorized on a national securities exchange, the equity security also constitutes a "penny stock." As our common stock falls within the definition of penny stock, these regulations require the delivery, prior to any transaction involving our common stock, of a risk disclosure schedule explaining the penny stock market and the risks associated with it. These regulations generally require broker-dealers who sell penny stocks to persons other than established customers and accredited investors to deliver a disclosure schedule explaining the penny stock market and the risks associated with that market. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. These regulations also impose various sales practice requirements on broker-dealers. In addition, monthly statements are required to be sent disclosing recent price information for the penny stocks. The ability of broker/dealers to sell our common stock and the ability of shareholders to sell our common stock in the secondary market is limited. As a result, the market liquidity for our common stock is severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our common stock.

IF A MARKET DEVELOPS FOR OUR SECURITIES THE COULD BE VOLATILE AND MAY NOT APPRECIATE IN VALUE.

If a market should develop for our securities, of which we have no assurance, the market price is likely to fluctuate significantly. Fluctuations could be rapid and severe and may provide investors little opportunity to react. Factors such as changes in results from our operations, and a variety of other factors, many of which are beyond the control of the Company, could cause the market price of our common stock to fluctuate substantially. Also, stock markets in penny stock shares tend to have extreme price and volume volatility. The market prices of shares of many smaller public companies securities are subject to volatility for reasons that frequently unrelated to the actual operating performance, earnings or other recognized measurements of value. This volatility may cause declines including very sudden and sharp declines in the market price of our common stock. We cannot assure investors that the stock price will appreciate in value, that a market will be available to resell your securities or that the shares will retain any value at all.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.” Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should” and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements, Actual results may be materially different than those described in this prospectus. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission, or the SEC, to register the shares of our common stock being offered by this prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information pertaining to the Company, reference is made to the Registration Statement. Statements contained in this prospectus or any documents incorporated herein by reference concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement are on file at the offices of the Commission, and may be inspected without charge at the offices of the Commission, the addresses of which are set forth above, and copies may be obtained from the Commission at prescribed rates. The Registration Statement has been filed electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission's Web site (http:// www.sec.gov).

You may read and copy any reports, statements or other information that we file at the SEC's public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services. Information contained on our website should not be considered part of this prospectus.

We will become subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Securities and Exchange Commission. Such reports and other information filed by us can be inspected and copied at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549 . Requests for copies should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders who will receive all of the proceeds from the sale of the shares. We will not receive any proceeds from the sale of shares of common stock in this offering except upon the exercise of outstanding warrants. We could receive up to $1,550,000 from the cash exercise price upon exercise of all warrants held by selling stockholders. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes. We will bear all expenses of registration incurred in connection with this offering, but all commissions, selling and other expenses incurred by the selling stockholders to underwriters, agents, brokers and dealers will be borne by them. We estimate that our expenses in connection with the filing of the registration statement of which this prospectus is a part will be approximately $62,679.

DETERMINATION OF OFFERING PRICE

The selling security holders will sell their shares at $1.25 per share unless and until the Company is traded, and thereafter at prevailing market prices. Prior to this offering, there has been no market for our shares. If the selling security holders sell to more than 25 persons, the Company will undertake efforts to have markets established for the trading of the securities. If such a market begins before all securities offered hereby are sold, then the remaining securities will be sold at market prices. The offering price of $1.25 per share was arbitrarily determined and bears no relationship to assets, book value, net worth, earnings, actual results of operations, or any other established investment criteria. Among the factors considered in determining this price were our historical sales levels, estimates of our prospects, the background and capital contributions of management, the degree of control which the current shareholders desired to retain, current conditions of the securities markets and other information.

MARKET FOR OUR SECURITIES AND RELATED STOCKHOLDER MATTERS

The common stock of the Company has been approved for quotation of our common stock on the OTC Bulletin Boardunder the symbol “REVO”, but a bid and ask has not been established to date. We can provide no assurance that our shares will trade on the OTC Bulletin Board.

Dividend Policy

We do not expect to pay a dividend on our common stock in the foreseeable future.  The payment of dividends on our common stock is within the discretion of our board of directors, subject to our certificate of incorporation. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SUMMARY OF CRITICAL ACCOUNTING POLICIES

The discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles generally accepted in the United States (or "GAAP"). The preparation of those financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies. SEE ALSO NOTES 1 and 2 TO CONSOLIDATED FINANCIAL STATEMENTS, "SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES."

 Revenue recognition

 The Company will recognize sales revenue at the time of delivery when ownership has transferred to the customer, when evidence of a payment arrangement exists and the sales proceeds are determinable and collectable.  Provisions will be recorded for product returns based on historical experience.  To date, the Company’s revenue is primarily comprised of interest income.

Options and warrants issued

The Company allocates the proceeds received from equity financing and the attached options and warrants issued, based on their relative fair values, at the time of issuance.  The amount allocated to the options and warrants is recorded as additional paid in capital.

Stock-based compensation

The Company will account for its employee stock based compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25.  “Accounting for Stock Issued to Employees”, and related interpretations.  As such, compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received will be based upon the fair value of the equity instruments issued, as the services are provided and the securities earned.  SFAS No. 123, “Accounting for Stock-Based Compensation”, requires entities that continue to apply the provisions of APB Opinion No. 25 for transactions with employees to provide pro forma net earnings (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied to these transactions.  For the period from inception (March 12, 2004) to December 31, 2007, no stock options were committed to be issued to employees.

Income taxes

 Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards that are available to be carried forward to future years for tax purposes.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  When it is not considered to be more likely than not that a deferred tax asset will be realized, a valuation allowance is provided for the excess.  Although the Company has significant loss carry forwards available to reduce future income for tax purposes, no amount has been reflected on the balance sheet for deferred income taxes as any deferred tax asset has been fully offset by a valuation allowance.

Use of Estimates

 The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions, where applicable, that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management does not expect such variances, if any, to have a material effect on the financial statements.

Research and Development Costs

 Research and development costs are expensed as incurred in accordance with generally accepted accounting principles in the United States of America.  Research is planned search or critical investigation aimed at discovery of new knowledge with the hope that such knowledge will be useful in developing a new product or service or a new process or technique or in bringing about a significant improvement to an existing product or process.  Development is the translation of research findings or other knowledge into a plan or design for a new product or process or for a significant improvement to an existing product or process whether intended for sale or use. It includes the conceptual formulation, design, and testing of product alternatives, construction of prototypes, and operation of pilot plants. It does not include routine or periodic alterations to existing products, production lines, manufacturing processes, and other on-going operations even though those alterations may represent improvements and it does not include market research or market testing activities. Elements of costs shall be identified with research and development activities as follows:  The costs of materials and equipment or facilities that are acquired or constructed for research and development activities and that have alternative future uses shall be capitalized as tangible assets when acquired or constructed. The cost of such materials consumed in research and development activities and the depreciation of such equipment or facilities used in those activities are research and development costs. However, the costs of materials, equipment, or facilities that are acquired or constructed for a particular research and development project and that have no alternative future uses and therefore no separate economic values are research and development costs at the time the costs are incurred.  Salaries, wages, and other related costs of personnel engaged in research and development activities shall be included in research and development costs. The costs of contract services performed by others in connection with the research and development activities of an enterprise, including research and development conducted by others in behalf of the enterprise, shall be included in research and development costs.

Depreciation

 Is computed using the straight-line method over the assets’ expected useful lives.

Amortization

 Deferred charges are amortized using the straight-line method over six years.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, deposits in banks with maturities of three months or less, and all highly liquid investments which are unrestricted as to withdrawal or use, and which have original maturities of three months or less.

Concentrations of Credit Risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash and cash equivalents with high-quality institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally these deposits may be redeemed upon demand and therefore bear minimal risk.

Fair Value of Financial Instruments

The carrying value of financial instruments including cash and cash equivalents, receivables, accounts payable and accrued expenses, approximates their fair value at December 31, 2007 due to the relatively short-term nature of these instruments.

Supplies

Supplies are experimental materials used for research and development purpose.  Actual cost is used to value these materials and supplies.

Valuation of Long-Lived Assets

The Company periodically analyzes its long-lived assets for potential impairment, assessing the appropriateness of lives and recoverability of unamortized balances through measurement of undiscounted operating cash flows on a basis consistent with accounting principles generally accepted in the United States of America.

Intangible and Other Long-Lived Assets, Net

Intangible and other long-lived assets are stated at cost, less accumulated amortization and impairments.  The Company periodically analyzes its long-lived assets for potential impairment, assessing the appropriateness of lives and recoverability of unamortized balances through measurement of undiscounted operating cash flows on a basis consistent with accounting principles generally accepted in the United States of America.

Comprehensive Income

Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income,” establishes standards for reporting and display of comprehensive income, its components and accumulated balances.  Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated comprehensive income, as presented in the accompanying statement of changes in shareholders' equity consists of changes in unrealized gains and losses on foreign currency translation.  This comprehensive income is not included in the computation of income tax expense or benefit.

Related Parties

For the purposes of these financial statements, parties are considered to be related if one party has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Company and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

Unpaid Capital Contributions

“Unpaid Capital Contributions” are short-term loans to our officers and directors in lieu of salary or other compensation..  These loans are unsecured, bear a 5% interest and have five year repayment term, The total balance of loans to officers and directors was $107,396 and $187,172 in 2007 and 2008, respectively.

The Company expects these loans on a rolling basis throughout the term of the five year loans. After deducting re-payments made by the officers, balances were due as of year end 2007 and 2008 as follows:

                                                    12/31/07                            12/31/08

Ron Carter                                 49,755.85                            116,499

Garry  Stevenson                       28,883.25                             30,269

Bethiel Tesfasillasie                  28,756.29                             40,404

In the event that the loans are not fully repaid, any shortfall will be written off as compensation expense in our income statement.

Earnings (Loss) Per Common Share

Basic earnings (loss) per common share are computed on the basis of the weighted average number of common shares outstanding during the period.

Diluted earnings (loss) per share are computed on the basis of the weighted average number of common shares and dilutive securities (such as convertible preferred stock) outstanding. Dilutive securities having an anti-dilutive effect on diluted earnings (loss) per share are excluded from the calculation.

Plan of Operation

Our auditors have expressed substantial concern about our ability to continue.  Our efforts over the next twelve months will be directed towards identifying licensing opportunities completing the commercialization of the EYETALK remote network camera video system.  We expect to complete the software for the existing applications and explore other potential uses for the technology.

To date we have financed our activities from private placements and loans received from related and non-related parties.. Until we begin to generate revenues we expect to continue to rely on loans from our directors and related parties. We will rely on the proceeds obtained by exercise of the warrants, if any, and loans from our officers until we begin to generate revenues. There are no assurances that the Company will receive any proceeds from the exercise of warrants. We have no other sources of capital and there can be no guarantee that the Company will be able to meet its obligations or obtain sufficient capital to complete its plan of operations for the next twelve (12) months. There is no assurance that our officers can or will provide such funds when the need arises. Other than the exercise of the warrants and the oral assurances given by the directors, we have no other sources of capital and there can be no guarantee that the Company will be able to meet its obligations or obtain sufficient capital to complete its plan of operations for the next twelve (12) months.

We hope to complete commercialization during 2010. We have estimated the costs of completion of the commercialization at $1,382,000. Since there is no assurance that any of the warrants will be exercised the Company has initiated discussions regarding loans and capital from other funding sources. We expect to continue these discussions in the hopes of arranging financing or equity to continue the commercialization of the EYETALK and to satisfy the outstanding balances of loans from third parties.  We have no assurance that any of these discussions will prove successful. We intend to first emphasize the security applications in institutional and commercial environments, along with medical applications.

To complete commercialization we must complete further product development which will update the software that interfaces the EYETALK and 3g and 4g cell phones; redesign the hardware so that it has a lid for providing visual assurance of privacy in medical and other sensitive situations; and a conversion kit to convert existing cameras to EYETALK capability without requiring replacement of the camera. We also need to complete our agreements with potential manufacturers or liscenees to create minimum of 10,000 units. If we cannot create a minimum of 10,000 units or more, our costs for each unit will increase substantially.

We believe we have the capability to enter into a growing security marketplace. We are hopeful that the security industry will continue to experience increased spending on detection devices such as the Eyetalk for the residential, commercial, institutional, medical and homeland security markets.

We also believe the Eyetalk has advantages over existing and competing technologies. Many of these applications may not relate to the security field at all, but may nonetheless be commercially useful. The additional commercial benefits of the EYETALK include:

o

monitors appointments

o

monitors deliveries

o

records employee arrivals and departures

o

provides remote access

o

provides a database of activity to and from the facility

We also expect to identify additional companies that may be interested in licensing arrangements for sales to consumers. We believe the Eyetalk provides consumers with the functions and features that are superior to those currently available and offered by competitors. These include:

o

allows the occupant to view, record or respond to visitors or guests without opening the door or even being in the home

o

detects a visitor, providing a measure of convenience to guests who no longer need to search for and activate a doorbell button

o

allows remote access to visitors by the owner/occupant of the building

o

allows deliveries to be made and monitored while the owner of the home is away from the premises

o

detects intruders, allowing for an immediate response from the property owner

o

serves as a deterrent to criminals whose entry can be chronicled by the system and who cannot determine if persons are at home or not because of the nature of the remote interaction system.

o

functions as a recordkeeping database of all visitors to the home, welcomed or un-welcomed, with date, time and photographic records.

o

alerts the owner of a power outage at the facility.

We plan to use the following business development strategies:

1)

Move forward in our discussions with Virsalent to identify and then contact  companies in their database that meet the predetermined parameters that we believe demonstrate a potential for licensure of the EYETALK.

2)

Use internal contacts in the local medical community to negotiate placement in hospital patient rooms, senior living rooms, recovery rooms and other medical applications.

3)

Arrange a schedule of appearances at security industry trade shows and presentations to trade groups.

4)

Continue development of phase one of our contract with Photonic Discovery/UNC-Charlotte Optoelectronics and Optical Communication

Sales Strategy

We are working with Virsalent to help us identify companies that may have immediate uses for our technology. While we have not yet done so, we expect to enter into an engagement agreement with Virsalent in the near future. Virsalent, is a California corporation that has expertise in marketing and sales   Our discussions with Virsalent revolve around the development and execution of the sales and marketing plan for the Eyetalk system to the public.  The plan is to develop a sales strategy that explores every possibility for generating revenue such as:

—

Direct Selling

—

Consumers, Internet, other direct marketing methods

—

Multi-Tiered Distribution

—

Existing security companies

—

Determined by Market Size

—

Determined by Geography

—

Identification of Vertical Markets Rapid revenue growth in the shortest possible timeframe

—

Sales leverage through different, but proven, sales and marketing techniques.

—

Geographically, the initial focus will be on the North American and European marketplaces.

—

The next two major markets will be Latin America and Asia, including Australia.

To date our efforts to start the commercialization phase have been delayed, due to our efforts to improve upon the application of our hardware and software and for further development of wireless broadband technology to manage our system more efficiently.

Results of Operations

Comparison of Twelve months Periods Ended December 31, 2007 and December 31, 2008

Assets.

Assets decreased by $12,292 to $48,020 as of December 31, 2008, or approximately 20%, from $60,312 as of December 31, 2007. This decrease was primarily due to the additional accumulated depreciation and amortization costs slightly offset by an increase in patent costs associated with our Eyetyalk Communicator.  This increase in patent costs are the result of further work to protect and expand our patent.  In November, 2007 we applied for additional patent protection for a metal detection component, a medical component that interfaces with nurse monitoring systems, a car seat technology that permits gaming downloads together with the two way communication features of EYETALK and an exterior pop-up device that pops upon triggering events. The patents are currently pending.

Liabilities. Total liabilities decreased by $26,438 to $57,205 as of December 31, 2008, or approximately 31.6%, from $83,643 as of December 31, 2007. The decrease was due to payments made on accounts payable, offset by an increase in accrued payroll expenses, related to a contingent liability that we have booked on unpaid capital contributions.

Stockholders' Equity. Stockholders' equity increased by $14,146 to $(9,185) as of December 31, 2008 or approximately 60.6% from $(23,331) as of December 31, 2007. The increase was due primarily to an increase in additional paid in capital from the notes payable of  $307,500 that were converted to stock and offset by the additional unpaid capital contributions $79,776.

Liquidity and Capital Resources

General.  Our primary sources of cash have been sales of common stock through private placements, notes converted to stock and loans from affiliates. We are a developmental stage company and we will rely upon more established third party vendors for many aspects of the manufacture, sale and distribution of our product, if it becomes commercially available in this regard.  We previously contracted with Absolutely New, Inc. a California company to identify potential licenses from their database. Under the agreement, Absolutely New identified approximately twenty companies that it believes have a particular use for the EYETALK. We did not renew the agreement with Absolutely New. We will nonetheless pay Absolutely New twenty percent of any proceeds received as a result of the sale, license, assignment or transfer of the EYETALK to one of the identified companies for 24 months the termination of the agreement. The termination of the agreement was on September 28th, 2008.  The company has engaged Photonic Discovery/UNC-Charlotte Optoelectronics and Optical Communication to design the hardware for the EyeTalk system. We expect the software and other sensing technology will be developed by Fusion Next, a North Carolina company. Since the implementation of the EyeTalk technology is dependent on various other emerging technologies (smart phone, 3G/4G broadband) the research and development has coincided with the pace of these technologies. The system by design will provide for continuous software development and updates.  We are working with Virsalent to help us identify companies that may have immediate uses for our technology. While we have not yet done so, we expect to enter into an engagement agreement with Virsalent in the near future. Virsalent, is a California corporation that has expertise in marketing and sales   Our discussions with Virsalent revolve around the development and execution of the sales and marketing plan for the Eyetalk system to the public.

Cash Flows from Operating Activities. Net cash used in operations of $228,699  for the twelve-months period ended December 31, 2008 was attributable to a net loss of $221,484 which was offset by non-cash expense for depreciation and amortization $19,223 and $26,438 was used to reduce accounts payable.

Cash Flows from Investing Activities. Net cash used by investing activities of $26,001 for the twelve-months period ended December 31, 2008 was attributable to additional patent cost capitalized $26,001 for investment in further development and protection of our patent for the Eyetyalk Communicator.

.

Cash Flows from Financing Activities. Net cash provided by financing activities of $235,630 for the twelve-months period ended December 31, 2008 was attributable to capital contributions primarily from notes that were converted to stock and offset by additional unpaid capital contributions of $79,776.

Results of Operations for the six months ended June 30, 2009

Comparison of six month periods ended June 30, 2008 and June 30, 2009

Operating Expenses Although we have not begun generate revenues, our total operating expenses for the three month period ended June 30, 2009 increased to $270,175 from $71,063 over the prior year period. This increase is primarily attributable to increased professional fees.  These fees were primarily related to the development and commercialization of our technology.

Net Loss. Our net loss for the three month period ended June 30, 2009 increased to $(268,427) from $(69,543) over the prior year period.  Once again attributable primarily to increased professional fees.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2009 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2008

Operating Expenses Although we have not begun generate revenues, our total operating expenses for the six month period ended June 30, 2009 increased to $307,571 from $101,134 over the prior year period. This increase is primarily attributable to increased professional fees. These fees were primarily related to the development and commercialization of our technology.

Net Loss. Our net loss for the six month period ended June 30, 2009 increased to $(303,873) from $(98,549) over the prior year period.  Once again attributable primarily to increased professional fees.

Assets. Assets increased by $12,619 to $60,639 as of June 30, 2009, from $48,020 as of December 31, 2008. This increase was primarily due to an increase in Cash. This increase was the result of the Private Placement Memorandum dated April 21, 2009.

Liabilities. Total liabilities increased by $163,431 to $202,636 as of June 30 2009, from $57,205 as of December 31, 2008. The increase was due to an increase in accounts payable for professional fees.

Stockholders' Equity. Stockholders' equity decreased by $150,812 to $(159,997) as of March 30, 2009 from $(9,185) as of December 31, 2008. The decrease was due primarily to continuing losses from operations $303,873 offset by capital raised $114,500 and a reduction in unpaid capital contributions $38,561.

Liquidity and Capital Resources

General. Our primary sources of cash have been sales of common stock through private placements, notes converted to stock and loans from affiliates. We are a developmental stage company and we will rely upon more established third party vendors for many aspects of the manufacture, sale and distribution of our product, if it becomes commercially available in this regard.  We previously contracted with Absolutely New, Inc. a California company to identify potential licenses from their database. Under the agreement, Absolutely New identified approximately twenty companies that it believes have a particular use for the EYETALK. We did not renew the agreement with Absolutely New. We will nonetheless pay Absolutely New twenty percent of any proceeds received as a result of the sale, license, assignment or transfer of the EYETALK to one of the identified companies for 24 months the termination of the agreement. The termination of the agreement was on September 28th, 2008.  The company has engaged Photonic Discovery/UNC-Charlotte Optoelectronics and Optical Communication to design the hardware for the EyeTalk system. We expect the software and other sensing technology will be developed by Fusion Next, a North Carolina company. Since the implementation of the EyeTalk technology is dependent on various other emerging technologies (smart phone, 3G/4G broadband) the research and development has coincided with the pace of these technologies. The system by design will provide for continuous software development and updates.  We are working with Virsalent to help us identify companies that may have immediate uses for our technology. While we have not yet done so, we expect to enter into an engagement agreement with Virsalent in the near future. Virsalent, is a California corporation that has expertise in marketing and sales   Our discussions with Virsalent revolve around the development and execution of the sales and marketing plan for the Eyetalk system to the public.

On April 21, 2009, we prepared a 506 Regulation D private offering.  The Company is offering 250,000 Shares of common voting stock at a price of One Dollar Twenty Five Cents ($1.25) per Share (the “Shares.”) The Offering is made only to financially sophisticated persons defined as “Accredited Investors” in Regulation D and up to 35 non-accredited investors. There is a minimum investment of $2,500.  The Offering price per share has been arbitrarily determined by the Company.  The Shares are offered by our officers and directors without commission, markup or other compensation on a “self-underwritten, best efforts” basis for 9 months unless closed earlier or extended by management. We intend to use the proceeds as received and there will be no escrow of funds. There has been no market for the Shares. We will have to continue to seek financing through debt or equity to fully implement our commercialization to generate revenues and continue operations.  There can be no guarantee that such financing will materialize.

Overall, we had a net increase in cash of $15,931 for the six month period ended June 30, 2009 over the prior year period, as result of $130,830 net cash used in operating activities and $6,300 cash used by investing activities and $153,061 net cash provided by financing activities.

Cash Flows from Operating Activities. Net cash used in operating activities of $130,830 for the six month period ended June 30, 2009 is primarily attributable to increased professional fees.

Cash Flows from Investing Activities. Net cash used by investing activities of $6,300 for the six month period ended June 30, 2009 attributable to an investment in patents for further developments of our Eyetyalk Communicator.

Cash Flows from Financing Activities. Net cash provided by financing activities of $153,312 for the six month period ended June 30, 2009 is attributable to the decrease in unpaid capital contributions and capital raised in the current Private Placement Memorandum $114,500.

BUSINESS

We are a development stage company with no history of revenues. The Company was incorporated as a Nevada corporation on February 28, 2005 to reincorporate and re-domesticate two existing North Carolina entities: Revolutionary Concepts, Inc. and DVMS, LLC. The business intends to develop and market a system by which a property owner can remotely identify persons at the entrances to their home or business.

Our efforts to date have been devoted establishing a video remote monitoring system that permits interactive two way communications called the Eyetalk Communicator (“EYETALK”.) We have engaged a design engineering firm to prepare a prototype product and we have obtained a patent of certain technology. Since the implementation of the product is dependent on various other technologies that will continue to evolve, the Company will likely require a continuous program of updating.

We have funded our development through three private offerings in 2005, 2007 and 2009 and obtaining loans from related parties. We also borrowed $307.500 from four non-related parties at 4% interest which begin to come due in October, 2008. These promissory notes were secured by a pledge of up to 612,000 shares of restricted common stock from our authorized but unissued shares. If we are unable to pay according to the terms of the notes or successfully renegotiate the notes, we must issue shares to the note holders. We have engaged third parties to assist in the commercialization of the EYETALK and have made partial payments, but we will require the proceeds from the exercise of the warrants to complete those agreements. There is no assurance that this approach will successfully commercialize the product even if we make all required payments. On August 6, 2008, we modified the $300,000 promissory note to extend the due date until such time as the litigation with our former patent attorney has been resolved either by settlement, judgment, or otherwise.  We have agreed to pay the noteholder the principal plus accrued interest from the proceeds of any settlement, judgment or other payment.  We have agreed to provide a lien and notice of lien in form acceptable for recording to grant a security interest in the proceeds to the noteholder.  Ron Carter, our CEO and President, has also agreed to personally guarantee the amount of any shortfall in payments due the noteholder.  The noteholder has also been given the right to extinguish all of part of the outstanding debt, including accrued interest and any costs, to shares of common stock of the company at the agreed upon price of $0.50 per share, subject to approval by counsel that such issuance does not violate state or federal securities laws.

Since there is no assurance that any of the warrants will be exercised the company has initiated discussions regarding loans through Bank of America and several other funding sources. We expect to continue these discussions in the hopes of arranging financing to continue the commercialization of the EYETALK and to satisfy the outstanding balances of loans from third parties.  We have no assurance that any of these discussions will prove successful.

We have also attended a mediation settlement conference in our ongoing action for damages against our prior patent attorneys.  The presiding judge has asked both sides to prepare affidavits of certain costs and has indicated that he expects the case to resolve or go to trial by the end of the year. While we believe our claims are meritorious any recovery is subject to the uncertainties associated with any litigation and we can offer no assurance that we can ultimately receive any recovery

Introduction to the Eyetalk Communicator

We have designed and patented a communications and monitoring system, which we expect to give homeowners and business owners the ability to remotely and interactively communicate with and have control of the entry points of their homes and businesses.

The EYETALK is primarily a software platform with a hardware component of an external unit deployed at the specified property.  The system communicates to the property owner, and also retrieves and stores information via any commercially available Personal Data Assistant (“PDA”), Handheld Computer (“HC”) and cellular telephone.  The EYETALK software platform will be able to communicate with any of the devices commonly available to a modern user.

The EYETALK allows seamless communication to the entry points of a specific building, allowing the premise owners to interact remotely with visitors to the home or building via any common personal communication device with the benefit of audio, video and data communication.  The system utilizes new technology to synergistically improve messaging, communication, and security; therefore the system enhances and personalizes the overall process of receiving a visitor.

.According to USBX, “iSuppli, a respected technology market research firm, announced this quarter that they project IP video surveillance camera revenue to grow to more than $9.0 billion by 2011, a compound annual grown rate of 13.2%”Price declines from competitive systems have improved the viability of enhanced security systems while boosting the affordability and demand for basic security systems among families in the middle to lower-middle income strata of society

Management believes that The EYETALK technology may fill technology gap related to false alarms in the security monitoring industry.  Some police departments are not required to respond to calls from alarm companies unless an emergency has been visually verified. Traditional security monitoring companies rarely offer visual verification and therefore cannot visually ascertain that the signal is not a false alarm.

The EYETALK also records visitors through data, video and audio records.  The system provides a centralized control system using a user-friendly application with a means for storing digital images and provides enhanced security features.

The EYETALK does not require wiring from the exterior of the building to its interior.   The Company believes that the system, when fully implemented, will be relatively inexpensive to install and maintain.

The Company expects The EYETALK to provide three Primary benefits:

Protection – The EYETALK may augment the capabilities of current residential and commercial security monitoring systems through audio, video and data communication which are interactive and which can be used on a remote basis.

Monitoring – The EYETALK may allow the homeowner to better facilitate the task of home management in non-threatening circumstances, such as latch key school children. allowing the owner to maintain better control and understanding of what is going on at one’s home

Convenience – The EYETALK may add convenience to home and business owners, providing remote access, screening of visitors and acceptance and monitoring of packages.

The EYETALK has four distinct physical parts:

o

an internal unit(s)  (the ‘Indoor Mobile Monitor’)

o

an external unit(s)  (the ‘Welcome System’)

o

a Central Application Server which may be a home personal computer (“PC”)

o

a remote access device, typically a standard cellular telephone  (‘Phone GUI Emulator’)

The system is expandable to include multiple peripheral devices.  The main components of the system (the Indoor Mobile Monitor, the Welcome System and the Central Application Server) communicate with each other by way of RF communications using 802.11b or higher wireless LAN.  The Central Application Server will communicate with the remote access device by way of a dial-up modem connection, DSL, cable modem or other Internet-compatible method of communication.

INDUSTRY

The United States security services have generally divided the market into the following segments: security officer and investigation services, armored car services, monitoring services, and consulting. Security officer and investigation services are the oldest and largest segment of the security industry.

According to the USBX 2006 Year End Security Update the network camera video segment of the security industry is valued at $7 Billion annually and has experienced a 20% annual growth rate. While noting that the public market support for the segment has remained strong and actually led all security industry segments in 2007, hardware and software costs have shrunk which has pressured margins in the industry.  According to USBX, “iSuppli, a respected technology market research firm, announced this quarter that they project IP video surveillance camera revenue to grow to more than $9.0 billion by 2011, a compound annual grown rate of 13.2%”

The report notes that each vertical market has differing applications but banking, gaming and inventory control are the premier growth applications. An estimated $45 billion annually is lost in inventory shrinkage and bank fraud and network camera video is often at the forefront of industry efforts.

USBX also published a separate “white paper” in 2006 entitled “The Security Killer App: Intelligent Video Surveillance.”  The white paper cites John Chambers, CEO of Cisco Systems and notes major contracts including $255 Million from Lockheed Martin for video of New York City subways and $2.5 Billion from Boeing to secure U. S. borders. The paper focuses on quickly developing vertical markets for intelligent video in retail, banking and financial and public safety and transit sectors.

Management believes that the Eyetalk technology significantly differs from existing systems. The Eyetalk allows two way communication via a wireless network camera that communicates with a variety of other remote communication devices such as cell phones, PDAs, smart phones, computers, security and video monitoring devices. Due to its software interface the Eyetalk can be used to greet visitors, provide instructions to delivery personnel, interact between remote staff and patients in medical settings, as well as in security applications.

Further, the Eyetalk allows security owners monitoring personnel to more accurately recognize and address the threat presented as well as verifying a true threat. We believe this will relieve the large number of false alarm security calls and unneeded emergency personnel visits. Unlike many competitors the Eyetalk system is not dependent on the internet although it can use the internet as a platform.

The communication can be initiated by a broad array of technologies, such as doorbells, glass breakage, heat or motion detectors, weapons detectors, biometric signaling or voluntarily.  The Eyetalk is programmed to manage certain of these events with standard greetings, identifications, commands, or directions. The Eyetalk can then notify designated personnel and the system of the triggering event, sending images of the current situation and permitting audible response.

We expect to compete by emphasizing the unique aspects of the Eyetalk in our marketing directly to distributors and end users, including those identified under our agreement with Absolutely New. We will concentrate on 5 identified distributors in Europe and 3 identified distributors in the United States. We also intend to compete by direct contact with larger end users such as hospitals, banks, and government agencies concerned with homeland security.

Future Plans and Potential Markets

We believe we have the capability to enter into a growing security marketplace. We are hopeful that the security industry will continue to experience increased spending on detection devices such as the Eyetalk for the residential, commercial and homeland security markets.

We have engaged marketing consultants to help us identify companies that may have immediate uses for our technology. We hope to establish isolate the factors that each of these potential customers may find advantageous. While we currently lack a sales staff, our management team is prepared to serve in that capacity until revenues commence.

While many of these companies have security applications, we also believe the Eyetalk has advantages over existing and competing technologies. Many of these applications may not relate to the security field at all, but may nonetheless be commercially useful. The additional commercial benefits of the EYETALK include:

o

monitors appointments

o

monitors deliveries

o

records employee arrivals and departures

o

provides remote access

o

provides a database of activity to and from the facility

We also expect to identify companies that may be interested in licensing arrangements for sales to consumers. We believe the Eyetalk Communicator provide consumers with the functions and features that are superior to those currently available and offered by competitors. These include:

o

allows the occupant to view, record or respond to visitors or guests without opening the door or even being in the home

o

detects a visitor, providing a measure of convenience to guests who no longer need to search for and activate a doorbell button

o

allows remote access to visitors by the owner/occupant of the building

o

allows deliveries to be made and monitored while the owner of the home is away from the premises

o

detects intruders, allowing for an immediate response from the property owner

o

serves as a deterrent to criminals whose entry can be chronicled by the system and who cannot determine if persons are at home or not because of the nature of the remote interaction system.

o

functions as a recordkeeping database of all visitors to the home, welcomed or un-welcomed, with date, time and photographic records.

o

alerts the owner of a power outage at the facility.

We plan to use the following business development strategies:

1)

Move forward with our consultant Absolutely New to identify and then contact  companies in their database that meet the predetermined parameters that we believe demonstrate a need for the EYETALK.

2)

Move forward in our discussions with our consultant Virsalent to identify and then contact  companies in their database that meet the predetermined parameters that we believe demonstrate a potential for licensure of the EYETALK.

3)

Continue our discussions with Orbital Services Corporation and others regarding the manufacture of the EYETALK.

4)

 Use internal contacts in the local medical community to negotiate placement in hospitals, recovery rooms and other medical applications.

5)

Arrange a schedule of appearances at security industry trade shows and presentations to trade groups

Patent and Intellectual Property

On March 20, 2007, the United States Patent and Trademark Office issued to the Company a patent, number 7,193,644 B2. The patent abstract states:

“The invention is audio-video communication and answering system that synergistically improves communication between an exterior and an interior of a business or residence and a remote location, enables messages to be stored and accessed from both locally and remotely, and enables viewing, listening, and recording from a remote location. The system's properties make it particularly suitable as a sophisticated door answering-messaging system. The system has a DVMS module on the exterior. The DVMS module has a proximity sensor, a video camera, a microphone, a speaker, an RF transmitter, and an RF receiver. The system also has a computerized controller with a graphic user interface DVMS database application. The computerized controller is in communication with a public switching telephone network, and an RF switching device. The RF switching device enables communication between the DVMS module and the computerized controller. The RF switching device can be in communication with the other RF devices, such as a cell phone, PDA, or computer.”

A complete copy of the patent is on file at the Company’s offices and can be inspected.

In March, 2007 we commenced a lawsuit in the Superior Courts of Mecklenburg County, North Carolina against our prior patent attorneys. Our lawsuit alleges that we retained these attorneys and requested that they file a Non-publication Request (“the Request”) pursuant to 35 U.S.C. § 122, in order to ensure that the Application would not be published by the United States Patent & Trademark Office (“USPTO”) until issued as a patent. The lawsuit further alleges that the attorneys failed to file the Request.

The purpose of the Request was for international patent rights under procedures established by the Patent Cooperation Treaty and U.S. law implementing that treaty. By virtue of the publication of the Application in the United States without the filing of a corresponding PCT or other foreign application relating back to a date before the date of publication, one or more requirements of patentability in certain advantageous foreign jurisdictions, including the European Union, Japan, and others, to wit the absolute public novelty of the invention, can no longer be fulfilled by the Company.

We believe our claims have merit in the lawsuit. We are unable to determine what rights we may still have, if any, to patent or intellectual property protection in other jurisdictions.

COMPETITION

We expect to compete with much larger and better financed companies in the remote monitoring industry, all of which have superior name recognition, such as ADT, ATT, Pinkerton’s and others.

Remote monitoring is available through a variety of media and processes, including systems integrators, closed circuit television systems, intrusion detection systems, and others. These systems typically incorporate ultrasonic, infrared, vibration, microwave and other sensors to detect door and window openings, glass breakage, vibration, motion, temperature, and noise and transmit through alarms and other peripheral equipment.

For example, the ATT remote monitor integrates with Cingular and Yahoo through cell phones and wireless internet. The user can remotely select the device and determine whether notification will be triggered by door sensors, motion sensors, temperature sensors or a combination. The user can remotely control cameras with pan, tilt and zoom features. The user can download and record or view live camera.

Industry analysts report that both Cysco and IBM are developing new hardware and software applications for remote monitoring that, if successful, could have profound implications for the industry.

REGULATION

We are subject to the same federal, state and local laws as other companies conducting business in the software field. Our products are subject to copyright laws. We may become the subject of infringement claims or legal proceedings by third parties with respect to our current or future products. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights, or to establish the validity of our proprietary rights. Any such claims could be time-consuming, divert management from our daily operations, result in litigation, cause product delays or lead us to enter into royalty or licensing agreements rather than disputing the merits of such claims. Moreover, an adverse outcome in litigation or a similar adversarial proceedings could subject us to significant liabilities to third parties, require the expenditure of significant resources to develop non-infringing products, require disputed rights to be licensed from others or require us to cease the marketing or use of certain products, any of which could have a material adverse effect on our business and operating results.

LEGAL PROCEEDINGS

In early 2007 we commenced a civil action in the Superior Courts of Mecklenburg County, North Carolina against our prior patent attorneys alleging professional malpractice and other theories. Under North Carolina law we are not permitted to demand an amount other than “in excess of $10,000.” Our current counsel believes that our claims are meritorious. We are not party to any other pending or threatened legal proceedings. In addition, our officers, directors or beneficial owners are not involved in any legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Directors and Executive Officers.

Name

Age

Title

Ron Carter

54

Founder, President, CEO, Director

Garry Stevenson

58

Vice President, Director

Bethiel Tesfasillasie

35

Vice President of Corporate Relations

Our Bylaws provide that we shall have that number of directors determined by the majority vote of the board of directors. Currently we have two directors.  Each director will serve until our next annual shareholder meeting. Directors are elected for one-year terms. Our Board of Directors elects our officers at the regular annual meeting of the Board of Directors following the annual meeting of shareholders. Vacancies may be filled by a majority vote of the remaining directors then in office. Our directors and executive officers are as follows:

Ron Carter – Founder, President, CEO and Director

Mr. Carter is the inventor of the EYETALK.  He is a North Carolina native, married with three children.  As a career government employee, Mr. Carter has been responsible for housing code, planning and development in several metropolitan areas in North Carolina.  Mr. Carter formerly worked from the City of Charlotte as the Chief Housing Development Specialist from 1995 until 2004.  Prior to this position, Mr. Carter was served as the Housing Rehabilitation Supervisor in Winston-Salem, NC.

Mr. Carter is a graduate of North Carolina A&T State University in Greensboro, where he earned a BA degree in Political Science.  He is the 1988 recipient of the President’s Award presented by the North Carolina Section 8 Housing Association.  He also founded the Professional Housing Rehabilitation Association of North Carolina Housing and served as Chairman of Education and Training for the NC Community Development Association.

Garry Stevenson – Vice President, Director

Mr. Stevenson is a successful and proven entrepreneur.  He has been the owner and CEO of Body Image, LLC, a fitness center for women and Point of Love and Grace Inc. of Shelby, NC, a group home for boys, since 2000.  Mr. Stevenson has over thirty years of corporate experience; he served as Senior Vice President of World Connect Communications from 1997 until 2003. He worked for twenty-five years in corporate management as Division Manager at United Parcel Service where he retired in 1997.

Mr. Stevenson received a Juris Doctor Degree from North Carolina Central University School of Law in 1976. He is married and the father of three children.

Bethiel Tesfasillasie – Vice President of Corporate Relations

Ms. Tesfasillasie is an established professional.  Ms. Tesfasillasie became the youngest vice president at World Connect Communications from 1999 until 2001. She also had a successful career as a Quality Inspector Technician for IBM from 1994 to 1998.  From 2001 and 2003 she was in the sales and accounting department of a local car dealer. Ms. Tesfasillasie became a licensed real estate agent in 2003 and continues her real estate from time to time.

Ms. Tesfasillasie was born in East Africa and moved to the United States with her family when she was eleven years old.  She was raised in Charlotte, NC and attended the Charlotte-Mecklenburg public schools.  Ms. Tesfasillasie graduated from West Charlotte High School and received her Bachelors Degree in Chemistry from University of North Carolina at Charlotte.

Ms. Tesfaillasie is a Board Member of the Charlotte Black Chamber of Commerce and speaks four languages. In 2001, Ms. Tesfaillasie filed for protection from creditors under a chapter of the U. S. Bankruptcy Code which was discharged and closed in 2005.

PRINCIPAL SHAREHOLDERS

The following table contains certain information as of June 30, 2009 as to the number of shares of Common Stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of the Company’s Common Stock, (ii) each person who is a Director of the Company, (iii) all persons as a group who are Directors and Officers of the Company, and as to the percentage of the outstanding shares held by them on such dates and as adjusted to give effect to this Offering.

                Current       After Offering

Name and Position                        Shares

 Percentage     Percentage

Ron Carter President/CEO Director	10,366,960.5307		.4814
Garry Stevenson Director	2,054,000.1051		.0954

Bethiel Tesfasillasie	434,800.0223		.0202

Totals	12,855,760	65.81%	59.70%

EXECUTIVE COMPENSATION

No compensation was awarded to or paid to any executive officer or director of the Company during the years 2008, 2007, and 2006.

The following table and the accompanying notes provide summary information for each of the last three fiscal years concerning cash and non-cash compensation paid or accrued.

Summary Compensation Table

						Non-Equity
Name And				Stock	Option	Incentive Plan	All Other
Principal Position	Year	Salary ($)	Bonus ($)	Awards	Awards($)	Compensation	Compensation ($)	Total ($)
Ronald Carter	2006	0	0	0	0	0	0	0
Chairman of Board	2007	0	0	0	0	0	0	0
And CEO	2008	0	0	0	0	0	0	0

Gary Stevenson	2006	0	0	0	0	0	0	0
CFO	2007	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	0

Bethiel Tesfasillasie	2006	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	0

The officers have taken no salary but have taken loans to our officers and directors in lieu of salary or other compensation..  These loans are unsecured, bear a 5% interest and have five year repayment term, The total balance of loans to officers and directors was $107,396 and $187,172 in 2006 and 2007, respectively and have been recorded as “Unpaid Capital Contributions”.

The Company expects these loans on a rolling basis throughout the term of the five year loans. After deducting re-payments made by the officers, balances were due as of year end 2007 and 2008 as follows:

                                                    12/31/07                            12/31/08

Ron Carter                                 49,755.85                            116,499

Garry  Stevenson                       28,883.25                             30,269

Bethiel Tesfasillasie                  28,756.29                             40,404

In the event that the loans are not fully repaid, any shortfall will be expensed as salary to the officers. We do not consider these advances to be management compensation, but we have been advised by tax counsel that there is a possibility that the Internal Revenue Service may disagree with our position, in which case we will be required to book the advances as compensation and will owe applicable taxes on the entire amounts, together with possible penalties and interest.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 19, 2005, we entered into a Consulting Services Agreement with Sedgefield Capital Corporation, a North Carolina management consultant firm. Sedgefield agreed to provide a range of advisory services including services related to payments of the preparation of a suitable private placement and a follow on registration statement seeking to register the shares sold in the 2005 private placement. Among other things, Sedgefield agreed to assist the company in selecting securities counsel, auditors, transfer agents, edgarizing service providers, provide assistance in the selection of accounting services. They have also introduced the company to strategic partners for marketing, public relations and distribution.

We have paid Sedgefield $150,000 and 670,00 restricted common shares, to date under the Agreement. Sedgefield owns approximately 3.6% f the issued and outstanding shares of the Company. These fees were to cover the costs of legal and audit expenses in connection with the public offering, initial listing in a recognized securities manual such as Standard & Poors or Mergent, registration fees and costs, costs of “Edgarization” and other services required for effectiveness. For a more complete discussion please see the section entitled March 2005 Private Placement elsewhere in this Memorandum.

In June 2007, we agreed to enter into a six month extension of the services provided by Sedgefield for a fee of $20,000.  The agreement is renewable in six month terms, thereafter.

We are currently a party to a consulting agreement with Sedgefield Capital Corporation under which Sedgefield has agreed to provide a variety of services, including services pertaining to services ancillary to this offering. Sedgefield will negotiate with, contract for and pay for services such as appointment of transfer agents, investment relations firms, listings in Standard & Poor’s, Mergent, and prepare materials and attend meetings, roadshows and consultations with brokers and other industry professionals. A significant portion of these services will continue at least for some time after the effectiveness of this offering. The Company expects that it will negotiate a new agreement with Sedgefield at the conclusion of the current agreement but there have been no discussions thus far. We are therefore unable to determine whether there will be any further agreement or any fees payable for additional services.

As of December 31, 2007 the Company mutually terminated a marketing and public relations agreement with Red Moon Marketing, Inc. and NexCom, both of Charlotte, North Carolina. These agreements involved marketing to a specific Fortune 1000 company, but discussions with that company ended in 2007. The company paid $83,580.10 to NexCom along with 56,000 shares of restricted common stock and $50,000 to Red Moon and 87,500 sharers of restricted common stock. Red Moon created the website for the company and provided certain maintenance and upgrades during the existence of their agreement. NexCom made introductions to Motorola Corporation to enter into a joint venture or similar manufacturing and marketing agreement. NexCom continued discussions on our behalf and believed them to be successful until Motorola decided to completely exist the security monitoring space to focus on core needs. Shortly thereafter we terminated the agreement with NexCom

Unpaid Capital Contributions

As of December 31, 2007, the Company had Loans to Shareholders of approximately $107,396to its officers and directors.  As of December 31, 2008, the outstanding loans were $187,172.  The advances carry an interest rate of 5% and have been recorded as “Unpaid Capital Contributions”. In the event that the loans are not fully repaid, any shortfall will be written off as compensation expense in our income statement.

Stock Option Agreements

The Company has not entered into stock option agreements with the any individuals or companies. The management does anticipate that to secure the services of certain prospective employee that a stock option plan will need to be effective in the very near future. The company anticipates that such a plan would allow for options at competitive market rates.

SELLING SHAREHOLDERS

The following table presents information regarding the selling shareholders. Unless otherwise noted, the shares listed below represent the shares that each selling shareholder beneficially owned on December 31, 2007.

We are registering the above-referenced shares to permit each of the selling shareholders and their pledges, donees, transferees or other successors-in-interest that receive their shares from the selling shareholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares.

Unless otherwise noted, the following table sets forth the name of each selling shareholder, the number of shares owned by each of the selling shareholders as of December 31, 2007, the number of shares that may be offered under this prospectus and the number of shares of our common stock owned by the selling shareholders after this offering is completed, assuming all of the shares being offered are sold. Except as otherwise disclosed below, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us. The number of shares in the column “Shares Offered” represents all of the shares that a selling shareholder may offer under this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentages of shares beneficially owned are based 20,811,700 shares of our common stock outstanding as of December 31, 2007, including the warrant shares beneficially owned by the respective selling shareholder, as set forth in the following table and more fully described in the applicable footnotes.

Name of Selling Shareholder	Units Beneficially Owned Before the Offering	Shares Beneficially Owned Before the Offering	Percentage of Shares Outstanding Before the Offering	Shares Being Offered	Shares Beneficially Owned After the Offering	Percentage of Shares Beneficially Owned After the Offering
Abraham Nkeng	0	5,000	0.024%	5,000	0	0.000%
Al Grier & Associates	2	60,000	0.288%	60,000	0	0.000%
Alvin D. Booker	0	2,000	0.010%	2,000	0	0.000%
Amy Steele	1	30,000	0.144%	30,000	0	0.000%
Annette H. Hefner	1	30,000	0.144%	30,000	0	0.000%
Annie M. Price	0	4,000	0.019%	4,000	0	0.000%
Anthony Gabriel	0	10,000	0.048%	10,000	0	0.000%
Archie L. & Priscilla Marie Davis	1	30,000	0.144%	30,000	0	0.000%
Arrowood's Drywall Service, Inc.	0	8,000	0.038%	3,000	5,000	0.024%
Ashlee N. Lee	0	2,000	0.010%	2,000	-	0.000%
Asongtia Chris Fombin	0	2,000	0.010%	2,000	-	0.000%
Bashir A. El-Amin	2	60,000	0.288%	60,000	-	0.000%
Betty B. Lee	0	5,000	0.024%	5,000	-	0.000%
Blossom E. Washington	1	30,000	0.144%	30,000	-	0.000%
Brenda Ballard	1	30,000	0.144%	30,000	-	0.000%
Brent Granger	1	30,000	0.144%	30,000	-	0.000%
Candace R. Lee	0	2,000	0.010%	2,000	-	0.000%
Charles A. Booker, Jr.	0	2,000	0.010%	2,000	-	0.000%
Charles Dockery	0	4,000	0.019%	4,000	-	0.000%
Charles Patterson	2	60,000	0.288%	60,000	-	0.000%
Christopher M. Murray	0	50,000	0.240%	50,000	-	0.000%
Darrell A. Bidgood	1	30,000	0.144%	30,000	-	0.000%
David Snyder	0	3,000	0.014%	3,000	-	0.000%
Debra G. & Richard S. LaBrozzi	0	5,000	0.024%	5,000	-	0.000%
Delayce S. Hudak	0	10,000	0.048%	10,000	-	0.000%
Delwin Clark Sr.	0	2,000	0.010%	2,000	-	0.000%
Derrick G. Snowden	2	60,000	0.288%	60,000	-	0.000%
Donald B. Blackmon	2	60,000	0.288%	60,000	-	0.000%
Donald K Grantham	0	2,000	0.010%	2,000	-	0.000%
Donald Sanders(Friends & Family)	1	30,000	0.144%	30,000	-	0.000%
Donna F. Chadwick	0	7,000	0.034%	2,000	5,000	0.024%
Donnie L. Montgomery	0	4,000	0.019%	4,000	-	0.000%
Dr. Curtis C. Reeves Jr.	1	30,000	0.144%	30,000	-	0.000%
Dr. Tony Walden	1	30,000	0.144%	30,000	-	0.000%
Earnest Faison Jr.	1	30,000	0.144%	30,000	-	0.000%
Edric Yearwood	0	7,000	0.034%	2,000	5,000	0.024%
Edward R. Clark	5	150,000	0.721%	150,000	-	0.000%
Elizabeth Brennan	1	30,000	0.144%	30,000	-	0.000%
Eric Barnes	1	30,000	0.144%	30,000	-	0.000%
Eric Davis	1	30,000	0.144%	30,000	-	0.000%
Evell D. Bowie III	0	5,000	0.024%	5,000	-	0.000%
Evell D. Bowie III	0	2,000	0.010%	2,000	-	0.000%
Felicia Payne	1	30,000	0.144%	30,000	-	0.000%
Franklin Ried	2	65,000	0.312%	60,000	5,000	0.024%
Gail Walker Farmer	1	30,000	0.144%	30,000	-	0.000%
Garry Stevenson II	0	10,000	0.048%	10,000	-	0.000%
Gary & Sherkica McIntyre	0	10,000	0.048%	10,000	-	0.000%
George Ardrey	6	185,000	0.889%	180,000	5,000	0.024%
Golden Smith	1	40,000	0.192%	30,000	10,000	0.048%
Harris B. High	0	2,500	0.012%	2,500	-	0.000%
Henry B. Brown	0	115,000	0.553%	50,000	65,000	0.312%
Henry Gilmore, III	0	2,000	0.010%	2,000	-	0.000%
J.C. Cousar	1	30,000	0.144%	30,000	-	0.000%
James Horne	1	30,000	0.144%	30,000	-	0.000%
James L. King	2	60,000	0.288%	60,000	-	0.000%
James T. Vanderhall	1	30,000	0.144%	30,000	-	0.000%
Jane C. Bonds	1	30,000	0.144%	30,000	-	0.000%
Jane L. Hall	0	2,000	0.010%	2,000	-	0.000%
Janet L. Booker	0	10,000	0.048%	10,000	-	0.000%
Janie D. Wooten	1	30,000	0.144%	30,000	-	0.000%
Jefferson D. Smith	1	30,000	0.144%	30,000	-	0.000%
Jermaine Pitt	1	50,000	0.240%	50,000	-	0.000%
Jerry A. Jones	3	90,000	0.432%	90,000	-	0.000%
Joe W. Bowser	1	30,000	0.144%	30,000	-	0.000%
Joseph Green, Jr. (1)	1	205,000	0.985%	30,000	175,000	0.841%
Kara Goff	1	30,000	0.144%	30,000	-	0.000%
Karen A. Jarnagin	0	2,000	0.010%	2,000	-	0.000%
Katherine L. Skrobot	0	2,000	0.010%	2,000	-	0.000%
Kenneth Pinkney	1	30,000	0.144%	30,000	-	0.000%
Keva Walton	0	14,000	0.067%	14,000	-	0.000%
Kevin L. Brickus	0	12,000	0.058%	12,000	-	0.000%
Lester Shelton ( Daystar Securities)	3	90,000	0.432%	90,000	-	0.000%
Lewis C. Dockery, III	0	4,000	0.019%	4,000	-	0.000%
Linda Hooker	1	30,000	0.144%	30,000	-	0.000%
Mark Brook	1	30,000	0.144%	30,000	-	0.000%
Martin & Carmen Torres	0	4,000	0.019%	4,000	-	0.000%
Marvin Bartee	1	50,000	0.240%	30,000	20,000	0.096%
Marvin Jordan	1	30,000	0.144%	30,000	-	0.000%
Mathew Jennings	1	30,000	0.144%	30,000	-	0.000%
Mathias Acha Fowung	0	10,000	0.048%	10,000	-	0.000%
M-M Investor (Peggy Smith )	0	20,000	0.096%	20,000	-	0.000%
Mrs. Megdalia M. Martinez	0	2,000	0.010%	2,000	-	0.000%
Norward Jackson	1	30,000	0.144%	30,000	-	0.000%
Pamela Ann Gardner	0	2,000	0.010%	2,000	-	0.000%
Phillip D. Rowe, Jr.	1	30,000	0.144%	30,000	-	0.000%
Prestina A. Williams	2	60,000	0.288%	60,000	-	0.000%
Prisca Achea Fowung	0	5,000	0.024%	5,000	-	0.000%
Richard A. Reif	0	2,500	0.012%	2,500	-	0.000%
Richard C. Forbis	0	4,000	0.019%	4,000	-	0.000%
Richard Hooker Jr.	1	30,000	0.144%	30,000	-	0.000%
Robert W. Bowlin	0	5,000	0.024%	5,000	-	0.000%
Roderick Curmmie	0	4,000	0.019%	4,000	-	0.000%
Roxon Flowers	0	2,000	0.010%	2,000	-	0.000%
Sandra L. Hamrick	0	2,000	0.010%	2,000	-	0.000%
Scott & Stringfellow (Calvin E. Murphy)	3	90,000	0.432%	90,000	-	0.000%
Scott E. Arrowood	1	60,000	0.288%	45,000	15,000	0.072%
Sean Seltzer	1	30,000	0.144%	30,000	-	0.000%
Sevone F. Rhynes	1	30,000	0.144%	30,000	-	0.000%
Shelley Blanks	0	10,000	0.048%	10,000	-	0.000%
Sonny Turner	1	30,000	0.144%	30,000	-	0.000%
Spurgeon W. Webber III	2	60,000	0.288%	60,000	-	0.000%
Terri Freeman	0	3,200	0.015%	3,200	-	0.000%
Terry Mack	2	60,000	0.288%	60,000	-	0.000%
Timothi Jordan	1	30,000	0.144%	30,000	-	0.000%
Tommy Steele	1	30,000	0.144%	30,000	-	0.000%
Toshia D. Moore	1	30,000	0.144%	30,000	-	0.000%
Travis Jackson	3	100,000	0.480%	90,000	10,000	0.048%
Twyla Cathion	0	4,000	0.019%	4,000	-	0.000%
Tyrone McRae	0	2,000	0.010%	2,000	-	0.000%
Urban Elite, Inc.(Shaeen Johnson)	2	60,000	0.288%	60,000	-	0.000%
Vernon A. Russell	1	30,000	0.144%	30,000	-	0.000%
Veronica R. Greene	0	20,000	0.096%	20,000	-	0.000%
Vincent Todd Franklin	1	30,000	0.144%	30,000	-	0.000%
Walter Alexander	1	30,000	0.144%	30,000	-	0.000%
Wendell Varner	1	30,000	0.144%	30,000	-	0.000%
Wendy A. Woods	0	2,000	0.010%	2,000	-	0.000%
William C. Scheppegrell	0	70,000	0.336%	45,000	25,000	0.120%
William Edward Freeman	2	60,000	0.288%	60,000	-	0.000%
William H Generally Jr.	1	30,000	0.144%	30,000	-	0.000%
William H. Johnson	0	2,000	0.010%	2,000	-	0.000%
William H. Little	0	6,000	0.029%	6,000	-	0.000%
William H. Little, JR.	0	2,000	0.010%	2,000	-	0.000%
William J Lawery	1	30,000	0.144%	30,000	-	0.000%
William T. Brown	2	60,000	0.288%	60,000	-	0.000%
Young Kook Kim	0	500,000	2.402%	260,000	240,000	1.153%

(1) Joseph Greene, Jr. is the brother-in-law of Officer and Director Garry Stevenson.

PLAN OF DISTRIBUTION

Distribution by Selling Stockholders

We are registering the shares of our common stock covered by this prospectus for the selling stockholders.   Each selling stockholder, the “selling stockholders,” of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock through the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

·	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

·	purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

·	an exchange distribution in accordance with the rules of the applicable exchange,

·	privately negotiated transactions,

·	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part,

·	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share,

·	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise,

·	a combination of any such methods of sale, or

·	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares will be considered “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

Because selling stockholders will be considered “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus under the Securities Act or any other rule of similar effect. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders may offer all of the shares of common stock for sale. Further, because it is possible that a significant number of shares could be sold at the same time under this prospectus, such sales, or that possibility, may have a depressive effect on the market price of our common stock. We cannot assure you, however, that any of the selling stockholders will sell any or all of the shares of common stock they may offer.

DESCRIPTION OF SECURITIES

The Company’s authorized capital consists of 65,000,000 shares of Common Stock and 10,000,000 shares of convertible preferred shares, each with par value $.001. We have issued 18,811,700 shares of Common Stock, which are currently outstanding and no preferred shares. Upon completion of the Offering and the exercise of all warrants, 20,811,700 shares of Common Stock will be issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Our stockholders may not cumulate their votes. Except as otherwise required by applicable law, the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of shares of Preferred Stock). Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. Each share of Common Stock shall be entitled to the same rights and privileges as every other share of Common Stock.

Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series of Preferred stock.

In the event of any voluntary or involuntary liquidation, distribution or winding up of the Corporation, after distribution in full of preferential amounts to the holders of shares of Preferred Stock, the common stockholders will be entitled to receive all of the remaining assets of the Corporation. Each stockholder is entitled to a ratable distribution in proportion to the number of shares of Common Stock held by them.  The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to every other share of Common Stock, except as otherwise provided herein or required by law.

Subject to the preferential and other dividend rights applicable to Preferred Stock, holders of Common Stock shall be entitled to such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore. All dividends and distributions on the Common Stock payable in stock of the Corporation shall be made in shares of Common Stock.

Preferred Stock

Under Nevada law, we have authorized up to a total of 10,000,000 preferred shares “blank check” preferred stock. Nevada law permits broad discretion is determining the rights and preferences of blank check preferred stock. Our board of directors is authorized, without further stockholder approval, to issue blank check preferred shares from time-to-time in one or more series, convertible to common stock at a ratio of ten shares of common stock. As of the date of this private placement memorandum, there are no outstanding shares of preferred stock. The Board of Directors may confer voting rights on the preferred stock which shall have priority over the voting rights of common stock. The votes of the class of Preferred Stockholders may be weighted more heavily than the votes of the common stock class.

The Board of Directors is authorized to cause preferred shares to be issued in one or more classes or series and with may designate preferences with respect to each such class or series. Each class or series may have designations, powers, preferences and rights with respect to the shares of each such series as well as qualifications, limitations or restrictions.

Subject to certain limitations prescribed by law and the rights and preferences of the preferred stock. Each new series of preferred stock may have different rights and preferences that may be established by our board of directors. We may offer preferred stock to our officers, directors, holders of 5% or more of any class of our securities, or similar parties except on the same terms as the preferred stock is offered to all other existing or new stockholders.

The Board may determine the rights and preferences of future series of preferred stock such as:

§	Shares;

§	Dividends;

§	Conversion rights to common stock or other securities;

§	Voting rights;

§	Preferential payments upon liquidation;

§	Establishment of reserves for preferred payments; and

§	Redemption prices to be paid upon redemption of the preferred stock.

Redeemable Common Stock Purchase Warrants – Class A and Class B

General

In the, 2005 offering, we sold 100 Units. Each unit contained 10,000 redeemable Class A common stock purchase warrants and 10,000 redeemable Class B common stock purchase warrants. Each redeemable Class A Common Stock purchase warrant entitles the holder to purchase one share of our Common Stock at an exercise price per share of $0.65. Each redeemable Class B Common Stock purchase warrant entitles the holder to purchase one share of our Common Stock at an exercise price per share of $0.90. Unless noted otherwise, both the Class A and Class B Common Stock purchase warrants will be referred to as the “Warrant or Warrants.”

There will be 1,000,000 Class A warrants and 1,000,000 Class B warrants outstanding. The warrants will expire eighteen months after the date of their registration. The Warrant certificate provides that the warrant exercise price may be adjusted for certain events. These events include changes in our capitalization, like a stock split, stock dividend or the like.

Exercise

Sale of the common stock underlying the warrants may occur only if an appropriate registration statement is then in effect with the Securities and Exchange Commission and if the underlying shares of common stock may be lawfully issued under the securities laws of the state or jurisdiction in which the holder resides. The warrants will be exerciseable for a period of 18 months from the effective date of this registration.

The company agreed to exert reasonable good faith efforts to register the securities sold in the 2005 Private Offering within 180 days of the closing.. In connection with the registration rights afforded under the 2005 Private Offering we engaged Sedgefield Capital Corporation, a North Carolina management consultant firm. We agreed to pay Sedgefield $165,000 and 670,000 shares of common stock.  The Company engaged Sedgefield to provide certain services necessary for the registration of the securities sold in the 2005 offering.

After an initial review, Sedgefield recommended completion of a number of milestones prior to the registration. These milestones included completion of the patent, establishing a commercial website, completion of the initial working model, and various other matters. Sedgefield made introductions to Enventys, a design engineering firm in Charlotte, NC; Red Moon Marketing, a web enterprise developer and NexCom, a marketing firm. Shareholder’s meetings were called in 2006 and again in 2007 during which the Sedgefield suggestions were discussed and approved by the shareholders. As a result, the registration was delayed.

If this registration statement is not declared effective or if we are unable to keep the registration statement current until the expiration of the warrants, the warrants will be valueless. Nonetheless, since our commitment was for a reasonable good faith effort to register the securities, management believes that its efforts in engaging Sedgefield and in filing this registration statement substantially fulfill its obligations. We have no legal opinions or other authority for this position and there is no assurance that we would be able to successfully defend claims from aggrieved warrant holders if we are unable to obtain or maintain an effective registration statement.

Our warrants may be exercised by delivering to our transfer agent the applicable certificate on or prior to the expiration date or the redemption date. The reverse side of the certificate must be properly executed and accompanied by the full exercise price for each warrant being exercised. Warrants may only be exercised to purchase whole shares.

Exercise Price and Adjustments of Exercise Price

The exercise price of the outstanding Class A warrants is $0.65, so the Company would receive $650,000 if all Class A warrants are exercised. The exercise price of the outstanding Class B warrants is $0.90, so the Company would receive $900,000 if all Class A warrants are exercised.

The exercise price of our Warrants may be adjusted to reflect changes in our capitalization. The exercise price will be appropriately adjusted in the event of:

§	a capital reorganization or reclassification of the common stock;

§

if we consolidate with, or merge into, or sell our property to another corporation (other than a consolidation or merger that does not result in any reclassification or change of the outstanding common stock);

§	stock split; or

§	reverse stock split.

This adjustment of the exercise price will also result in an adjustment of shares issuable upon exercise of the Warrant. The exercise price will be proportionately reduced or increased upon the effectiveness of the change.

Redemption of Warrants

We have the right to redeem the common stock purchase warrants for $0.05 per warrant under certain conditions. The Company’s right to redeem the warrants begins beginning six months after the date of this private placement memorandum We may redeem if the closing price of our common stock exceeds 110% of the exercise price of the warrants for five consecutive trading sessions ending on the two days prior to the day on which notice of redemption is given. If we give notice of redemption, holders of our redeemable Class A and/or Class B Common Stock purchase warrants will be forced to sell or exercise the Warrants they hold or accept the redemption price.

The Company must give the Warrant holders 30 days advance notice by registered or certified mail. The notice must be sent to the Warrant holder’s last known addresses maintained by the Company’s transfer agent. No other notice is required. If we redeem the Warrants, they will still be exercisable through the close of business on the last business day before the redemption date. On the redemption date the holders of record of redeemed Warrants shall be entitled to payment of the redemption price upon surrender of such redeemed Warrants to the Company at the office of the warrant agent designated for that purpose.

On the redemption date, the Company shall cause the warrant agent to pay the redemption price to the holders of record of redeemed Warrants. Upon payment of the redemption price, the redeemed Warrants and all rights of the Warrant holders under the Warrants shall terminate.

Fractional shares will not be issued upon exercise of our Warrants.

Registration Rights

We have granted no registration rights except as registered under this prospectus..

TRANSFER AGENT AND REGISTRAR

Island Stock Transfer is the Company’s transfer agent for its securities. Their address is 100 Second Avenue South, Suite 705S
St. Petersburg, Florida 33701

LIMITATIONS OF LIABILITY AND INDEMNIFICATION

Our articles of incorporation provide that we will indemnify any person who is or was a director, officer, employee, agent or fiduciary of our company to the fullest extent permitted by applicable law. Nevada law permits a Nevada corporation to indemnify its directors, officers, employees and agents against liabilities and expenses they may incur in such capacities in connection with any proceeding in which they may be involved, if (i) such director or officer is not liable to the corporation or its stockholders due to the fact that his or her acts or omissions constituted a breach of his or her fiduciary duties as a director or officer and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law, or (ii) he or she acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests, or that with respect to any criminal action or proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.

In addition, our bylaws include provisions to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person either is not liable pursuant to Nevada Revised Statutes 78.138 or acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contender or its equivalent will not, of itself, create a presumption that the person is liable pursuant to Nevada Revised Statutes 78.138 or did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

There are no provisions in our articles of incorporation or bylaws that would delay, defer or prevent a change or control.

LEGAL MATTERS

Charles W. Barkley, our counsel, will pass upon the validity of the shares of common stock offered in this prospectus. Mr. Barkley owns 330,000 restricted shares of our common stock which are not being registered in this offering.

EXPERTS

The financial statements included in this prospectus have been audited by Greg Lamb, independent registered public accountant, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

FINANCIAL INFORMATION

Revolutionary Concepts, Inc.

(A Developmental Stage Company)

Balance Sheet

as of June 30, 2009 and December 31, 2008

	06/30/09	12/31/08
ASSETS
Current Assets
Cash and Cash Equivalents	$15,931	$0
Total Current Assets	15,931	0
Fixed Assets
Accumulated Depreciation	(9,331)	(8,237)
Computer	11,331	11,331
Total Fixed Assets	2,000	3,094
Other Assets
Accumulated Amortization	(56,468)	(47,950)
Security Deposits	1,500	1,500
Organizational Costs	3,070	3,070
Patent Costs	94,606	88,306
Total Other Assets	42,708	44,926

TOTAL ASSETS	$60,639	$48,020
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$200,454	$40,806
Accrued Payroll expenses	20,182	16,399
Total Current Liabilities	220,636	57,205
Stockholders' Equity
Preferred Stock 10,000,000 shares authorized, none issued
Common Stock, .001 par value, 19,534,111 shares
issued and outstanding, 65,000,000 authorized	19,534	19,443
Paid in Capital	1,644,722	1,530,313
Unpaid Capital contributions	(148,611)	(187,172)
Deficit accumulated during the development stage	(1,675,642)	(1,371,769)
	(159,997)	(9,185)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$60,639	$48,020

See notes to financial statements.

REVOLUTIONARY CONCEPTS, INC.
(A Development Stage Company)

STATEMENT OF INCOME (LOSS)
For the six month period ending June 30, 2009 and 2008
and the period from March 12, 2004 (Inception) to June 30, 2009

		(Unaudited)		March 12, 2004
				(Inception) to
		June 30,	June 30,	June 30,
		2009	2008	2009

OPERATING EXPENSES
Automobile Expense		2,304	2,000	18,575
Bank Charges		607	579	5,191
Compensation		14,954		14,954
Depreciation and Amortization Expense		9,612	4,560	65,799
Interest Expense		16	1,872	11,440
License and Permits		3,470	-	5,723
Office Expense		1,718	-	12,043
Office Supplies		1,186	332	13,306
Payroll taxes		1,416	6,596	17,815
Printing and Reproduction		3,880	1,912	14,475
Professional Fees		202,667	66,271	791,904
Product Research and Development		37,686	-	560,957
Taxes		600	3	1,841
Telephone Expense		792	375	15,949
Travel Expense		21,057	6,736	89,702
Website Development		2,825	7,500	13,025
Other Expenses		$2,781	$2,398	$46,838
Total Operating Expenses		307,571	101,134	1,699,537

OTHER INCOME
Interest		$3,698	2,585	$23,895

NET (LOSS)		(303,873)	(98,549)	(1,675,642)

Weighted number of shares outstanding		18,126,262	17,626,925	18,126,262

		(0.02)	(0.01)	(0.09)

See notes to financial statements.

Revolutionary Concepts, Inc.

(A Developmental Stage Company)

Statement of Stockholders Accumulated Deficit

For the Years Ended December 31, 2004, 2005, 2006, 2007 and 2008

And the Six Months Ended June 30, 2009

(Unaudited)

				Unpaid
	Number of	Par	Paid in	Capital	Accumulated
	Shares	Value	Capital	Contributions	(Deficit)	Total
BALANCE MARCH 12, 2004	10,000	1	32,499	-	(3,991)	28,509
(Date of Inception)
Contributed Capital			99,500			99,500
Unpaid capital contributions				(21,695)		(21,695)
Net (Loss)					(86,084)	(86,084)
BALANCE DECEMBER 31, 2004	10,000	$1	$131,999	$(21,695)	$(90,075)	$20,230

Shares issued after re-domicile	15,990,000	15,999				15,999
Shares for Professional services	1,000,000	1,000	99,000			100,000
Issued February 2005 at $.10 per share
Private Placement Memorandum I	850,000	850	455,151			456,001
Issued from March 2005 to 12/31/05
at $.50 per share
Unpaid capital contributions				(130,532)		(130,532)
Net (Loss)					(518,270)	(518,270)
BALANCE DECEMBER 31, 2005	17,850,000	$17,850	$686,150	$(152,227)	$(608,345)	$(56,572)

Private Placement Memorandum I	150,000	150	61,994			62,144
Issued from 12/31/05 to March 2006
at $.50 per share
Shares repurchased with cash	(144,000)	(144)	(9,500)			(9,644)
Capital contributions repaid				26,496		26,496
Net (Loss)					(77,222)	(77,222)
BALANCE DECEMBER 31, 2006	17,856,000	$17,856	$738,644	$(125,731)	$(685,567)	$(54,798)

Private Placement Memorandum II	642,200	642	320,458			321,100
Issued from May 2007 to October 2007
at $.50 per share
Shares for Professional services	313,500	314	156,436			156,750
Capital contributions repaid				18,335		18,335
Net (Loss)					(464,718)	(464,718)
BALANCE DECEMBER 31, 2007	18,811,700	$18,812	$1,215,538	$(107,396)	$(1,150,285)	$(23,331)
Shares issued for retirement of debt	630,811	631				631
Paid in capital			314,775			314,775
Unpaid capital contributions				(79,776)		(79,776)
Net (Loss)					(221,484)	(221,484)
BALANCE DECEMBER 31, 2008	19,442,511	$19,443	$1,530,313	$(187,172)	$(1,371,769)	$(9,185)
Capital contributions repaid				38,561		38,561
Private Placement Memorandum II	91,600	91				91
Issued from April 21 to June 30, 2009
at $1.25 per share
Paid in capital			114,409			114,409
Net (Loss)					(303,873)	(303,873)
BALANCE June 30, 2009 (Unaudited)	19,534,111	$19,534	$1,644,722	$(148,611)	$(1,675,642)	$(159,997)
See notes to financial statements.

See notes to financial statements.

REVOLUTIONARY CONCEPTS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS as of June 30, 2009 (Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations - Revolutionary Concepts, Inc. (the “Company”) was originally organized in North Carolina on March 12, 2004.  On February 28, 2005 the company was reorganized and re-domiciled as a Nevada corporation.  The Company is in the product development stage.  Recently, the company completed the initial development of a working prototype of the Eyetalk Communicator (“EYETALK”).  This technology has many applications.  The EYETALK specifically provides wireless technology that offers consumers an opportunity to interact with visitors to their front door.  This is initiated through a doorbell or a motion sensor, which sets off a series of events that result in a phone call to the consumer who then can interact with the visitor through both video and audio.  This same wireless technology could also be made portable so that you could see a child’s sporting event or school play even when you not present.  The Company is also exploring other applications for the technology.  The company may need to raise additional capital to further develop the EYETALK and to begin the commercialization of the EYETALK technology.  They have obtained a patent on certain key components of the technology.

Basis of presentation - These financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements on a going concern basis, which assumes the realization of assets and the discharge of liabilities in the normal course of operations for the foreseeable future.  The Company maintains its financial records on an accrual method of accounting.  The Company’s ability to continue as a going concern is dependent upon continued ability to obtain financing to repay its current obligations and fund working capital until it is able to achieve profitable operations.  The Company will seek to obtain capital from equity financing through the exercise of warrants and through future common share private placements.  The Company may also seek debt financing, if available.  Management hopes to realize sufficient sales in future years to achieve profitable operations.  There can be no assurance that the Company will be able to raise sufficient debt or equity capital on satisfactory terms.  If management is unsuccessful in obtaining financing or achieving profitable operations, the Company may be required to cease operations.  The outcome of these matters cannot be predicted at this time.  These financial statements do not give effect to any adjustments which could be necessary should the Company be unable to continue as a going concern and, therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts differing from those reflected in the financial statements.

Revenue recognition – The Company will recognize sales revenue at the time of delivery when ownership has transferred to the customer, when evidence of a payment arrangement exists and the sales proceeds are determinable and collectable.  Provisions will be recorded for product returns based on historical experience.  To date, the Company’s revenue is primarily comprised of interest income.

Options and warrants issued – The Company allocates the proceeds received from equity financing and the attached options and warrants issued, based on their relative fair values, at the time of issuance.  The amount allocated to the options and warrants is recorded as additional paid in capital.

Stock-based compensation – The Company will account for its employee stock based compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25.  “Accounting for Stock Issued to Employees”, and related interpretations.  As such, compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received will be based upon the fair value of the equity instruments issued, as the services are provided and the securities earned.  SFAS No. 123, “Accounting for Stock-Based Compensation”, requires entities that continue to apply the provisions of APB Opinion No. 25 for transactions with employees to provide pro forma net earnings (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied to these transactions.  For the period from inception (March 12, 2004) to December 31, 2007, no stock options were committed to be issued to employees.

Income taxes – Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and

REVOLUTIONARY CONCEPTS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS as of June 30, 2009 (Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

liabilities and their respective tax bases and operating loss carry forwards that are available to be carried forward to future years for tax purposes.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  When it is not considered to be more likely than not that a deferred tax asset will be realized, a valuation allowance is provided for the excess.  Although the Company has significant loss carry forwards available to reduce future income for tax purposes, no amount has been reflected on the balance sheet for deferred income taxes as any deferred tax asset has been fully offset by a valuation allowance.

Loss per share – Basic loss per share has been calculated using the weighted average number of common shares issued and outstanding during the year.

Use of Estimates - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions, where applicable, that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management does not expect such variances, if any, to have a material effect on the financial statements.

Research and Development Costs - Research and development costs are expensed as incurred in accordance with generally accepted accounting principles in the United States of America.  Research is planned search or critical investigation aimed at discovery of new knowledge with the hope that such knowledge will be useful in developing a new product or service or a new process or technique or in bringing about a significant improvement to an existing product or process. Development is the translation of research findings or other knowledge into a plan or design for a new product or process or for a significant improvement to an existing product or process whether intended for sale or use. It includes the conceptual formulation, design, and testing of product alternatives, construction of prototypes, and operation of pilot plants. It does not include routine or periodic alterations to existing products, production lines, manufacturing processes, and other on-going operations even though those alterations may represent improvements and it does not include market research or market testing activities. Elements of costs shall be identified with research and development activities as follows:  The costs of materials and equipment or facilities that are acquired or constructed for research and development activities and that have alternative future uses shall be capitalized as tangible assets when acquired or constructed. The cost of such materials consumed in research and development activities and the depreciation of such equipment or facilities used in those activities are research and development costs. However, the costs of materials, equipment, or facilities that are acquired or constructed for a particular research and development project and that have no alternative future uses and therefore no separate economic values are research and development costs at the time the costs are incurred.  Salaries, wages, and other related costs of personnel engaged in research and development activities shall be included in research and development costs. The costs of contract services performed by others in connection with the research and development activities of an enterprise, including research and development conducted by others in behalf of the enterprise, shall be included in research and development costs.

Depreciation – is computed using the straight-line method over the assets’ expected useful lives.

Amortization – Deferred charges are amortized using the straight-line method over five years.

NOTE 2 – ACCOUNTING PRONOUNCEMENTS

SFAS No. 7, Accounting and Reporting by Development Stage Enterprises, establishes guidelines for identifying companies in the development stage and specifies the standards of financial accounting and reporting that apply to those companies. In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, “Share-Based Payment” (“SFAS 123R”). SFAS 123R revises FASB Statement No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for

REVOLUTIONARY CONCEPTS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS as of June 30, 2009 (Unaudited)

NOTE 2 – ACCOUNTING PRONOUNCEMENTS (Continued)

Stock Issued to Employees.” SFAS 123R requires all public and non-public companies to measure and recognize compensation expense for all stock-based payments for services received at the grant-date fair value, with the cost recognized over the vesting period (or the requisite service period). SFAS 123R is effective for small business issuers for all interim periods beginning after December 15, 2005. The adoption of SFAS 123R did not have a material impact on the Company's financial statements or results of operations.

SFAS No. 123R permits public companies to adopt its requirements using one of two methods. A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date. A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption. The Company has yet to determine which method to use in adopting SFAS 123R.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, the provisions of which are required to be applied prospectively. The Company believes that SFAS 159 will not have a material impact on the financial position or results of operations.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements-An Amendment of ARB No. 51, or SFAS No. 160” (“SFAS No. 160”). SFAS No. 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company believes that SFAS 160 will not have a material impact on the  financial position or results of operations.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements in conformity with generally accepted accounting principles (GAAP) in the United States. This statement is effective 60 days following the SEC approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present

Fairly in Conformity With Generally Accepted Accounting Principles”. The Company does not expect the adoption of SFAS No. 162 to have a material effect on the financial condition or results of operations of the Company.

In June 2008, the FASB issued FASB Staff Position ("FSP") EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities" ("FSP EITF 03-6-1"). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore need to be included in the earnings allocation in computing earnings per share under the two-class method as described in SFAS No. 128, Earnings per Share. Under the guidance of FSP EITF 03-6-1, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings-per-share pursuant to the two-class method. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and all prior-period earnings per share data presented shall be adjusted retrospectively. Early application is not permitted. The Company is assessing the potential impact of this FSP on the earnings per share calculation.

REVOLUTIONARY CONCEPTS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS as of June 30, 2009 (Unaudited)

NOTE 2 – ACCOUNTING PRONOUNCEMENTS (continued)

In April 2009, the FASB issued FSP No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”).  FSP FAS 157-4 provides guidance on estimating fair value when market activity has decreased and on identifying transactions that are not orderly.  Additionally, entities are required to disclose in interim and annual periods the inputs and valuation techniques used to measure fair value.  This FSP is effective for interim and annual periods ending after June 15, 2009.  The Company does not expect the adoption of FSP FAS 157-4 will have a material impact on its financial condition or results of operation.

NOTE 3 – RELATED PARTY TRANSACTIONS

The Board of Directors have authorized the officers of the company to receive advances from the company for the foreseeable future, in lieu of taking compensation, under terms of promissory notes bearing 5% interest, beginning January 1, 2006.  As of December 31, 2008 and June 30, 2009 the advances totaled $187,172 and $148,611, respectively.  These advances are described as unpaid capital contributions for financial reporting purposes.

NOTE 4 – ACCOUNTS PAYABLE

Accounts payable consist of the following:

6/30/09

12/31/08

Professional fees

            $  20,073

$  9,125

Accrued payroll expense

  20,182

  16,399

Overdrawn bank accounts

     -

    1,298

Legal fees

  37,945

  10,100

Consulting fees

142,436

  20,283

             $220,636

             $ 57,205

$8,750 of the legal fees included in accounts payable are being contested as part of our lawsuit with our original patent attorney.  If we are successful in our claim, these fees will be cancelled.

NOTE 5 – COMITMENTS AND CONTENGINCIES

Liabilities for loss contingencies, arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.  Recoveries from third parties, which are probable of realization are separately recorded, and are not offset against the related liability, in accordance with FASB No. 39, “Offsetting of Amounts Related to Certain Contracts.”  The Company is the plaintiff in a lawsuit seeking damages against the law firm retained to file for “EYETALK” product patent.

The Company alleges professional malpractice by a patent agent, professional malpractice by attorneys, failure to supervise a non-attorney employee, respondent superior, misappropriation of funds and breach of contract.  The outcome of this lawsuit cannot be determined at this time and attorneys fees associated with the lawsuit are contingent upon a successful outcome in this case.

NOTE 6 – CAPITAL FINANCING

The Company, though a Private Placement Memorandum (“PPM”) dated April 24, 2007, raised capital of $321,100.  The PPM offered 642,200 shares of common stock at a price of $.50 per share.  Expenses of this offering, $18,000, were paid from the proceeds and included legal and accounting expenses, filling fees, printing costs and other offering costs.  No commission, discount, finder’s fee or other similar remuneration or compensation was paid, directly or indirectly to any person for soliciting any prospective purchaser.  This was a non-contingent offering and there was no minimum number of shares required to be sold, except the minimum of $1,000

REVOLUTIONARY CONCEPTS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS as of June 30, 2009 (Unaudited)

NOTE 6 – CAPITAL FINANCING (continued)

(2,000 shares) per purchaser was required to accredited investors.  The Company currently has another Private Placement Memorandum open for 250,000 shares at $1.25 dated April 21, 2009.  As of June 30, 2009, the company had sold 91,600 shares and raised capital of $114,500 in this offering.

NOTE 7 – ITELLECTUAL PROPERTY

The patent no. US 7,193644 B2, for the prototype was successfully obtained on March 20, 2007.  In accordance with FASB 86, the Company has established a technological feasibility date on July 21, 2004, the date that Phase I was delivered and presented.  The software development costs have been analyzed and it has been determined that all software development costs were incurred subsequent to the feasibility date.  The useful life of capitalized software costs has been assumed to be 5 years.  Total software development costs were $32,200 and the appropriate minimum amortization has been taken, also in accordance with FASB 86.  The following are patent pending applications;  Video system for individually selecting and viewing events at a venue.  Detection and viewing system.  Method for providing multiple viewing opportunities of events at a venue.  Feeding pacifier with removable fluid source.  Mole surveillance system.  Medical audio/video communications system.  Real estate audio/video monitoring communication system.

NOTE 8 – COMMON STOCK SHARES FOR SERVICES

In January 2005, the Company issued one million shares of common stock for professional, legal and consulting fees.  This transaction was recorded in accordance with FASB 123R at $.10 per share.  These initial shares for services were issued before the Company raised any capital by private offering and was therefore valued at the value of services provided.  In the year ending December 31, 2007, the Company issued 313,500 shares of common stock for professional services.  These transactions were also recorded in accordance with FASB 123R at $.50 per share based on the value indicated from the shares sold in the prior private placement memorandum.

NOTE 9 – CONVERSION OF DEBT TO EQUITY

On April 24, 2008 the Company issued two notes payable in the amount of $7,500 to unrelated parties.  On May 5, 2008 the Company issued another note payable $300.000 to another non-related party at 4% interest which began to come due in October, 2008. These promissory notes were secured by a pledge of up to 612,000 shares of restricted common stock from our authorized but unissued shares. The Company has issued 631,000 shares of restricted common stocks to the note holders in exchange for the retirement of debt and interest payable.

NOTE 10 – GOING CONCERN

The losses sustained by the company raise substantial doubt about the Company’s ability to continue as a going concern.  These financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

INDEPENDENT AUDITORS REPORT

GREG LAMB, CPA

6409 Viking Trail

Arlington, TX 76001

The Board of Directors and Shareholders of Revolutionary Concepts, Inc.

We have audited the accompanying balance sheet of Revolutionary Concepts, Inc. as of December 31, 2008 and December 31, 2007 and the related statements of loss, shareholders' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accountability Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and December  31, 2007 and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses, negative cash flows from operations and has a net working capital deficiency, factors which raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Greg Lamb, CPA

March 31, 2009

Revolutionary Concepts, Inc.

(A Development Stage Company)

Balance Sheet

as of December 31, 2008 and December 31, 2007

	12/31/08	12/31/07
ASSETS
Current Assets
Cash and Cash Equivalents	$0	$19,070
Total Current Assets	0	19,070
Fixed Assets
Accumulated Depreciation	(8,237)	(6,049)
Computer	11,331	11,331
Total Fixed Assets	3,094	5,282
Other Assets
Accumulated Amortization	(47,950)	(30,915)
Security Deposits	1,500	1,500
Organizational Costs	3,070	3,070
Patent Costs	88,306	62,305
Total Other Assets	44,926	35,960
TOTAL ASSETS	$48,020	$60,312
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$40,806	$83,643
Accrued Payroll expenses	16,399	-
Total Current Liabilities	57,205	83,643
Stockholders' Equity
Preferred Stock 10,000,000 shares authorized, none issued
Common Stock, .001 par value, 19,442,511 shares
issued and outstanding, 65,000,000 authorized	19,443	18,812
Paid in Capital	1,530,313	1,215,538
Unpaid Capital contributions	(187,172)	(107,396)
Deficit accumulated during the development stage	(1,371,769)	(1,150,285)
	(9,185)	(23,331)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$48,020	$60,312

See notes to financial statements

Revolutionary Concepts, Inc.

(A Development Stage Company)

STATEMENT OF INCOME (LOSS)

For the years ending December 31, 2008 and 2007

and the period from March 12, 2004 (Inception) to December 31, 2008

			March 12, 2004
			(Inception) to
	December 31,	December 31,	December 31,
	2008	2007	2008

OPERATING EXPENSES
Automobile Expense	2,000	13,822	15,822
Bank Charges	823	1,130	4,584
Depreciation and Amortization Expense	19,223	21,703	56,187
Interest Expense	7,924	266	12,431
License and Permits	-	-	2,253
Office Expense	17	10,308	10,325
Office Supplies	1,039	6,635	12,065
Payroll taxes	6,981	9,418	16,399
Printing and Reproduction	3,802	2,052	10,190
Professional Fees	150,411	386,306	835,349
Product Research and Development	-	1,950	280,206
Taxes	724	-	1,241
Telephone Expense	1,980	3,778	15,157
Travel Expense	17,649	6,686	66,435
Website Development	7,500	2,700	10,200
Other Expenses	8,392	4,160	43,122
Total Operating Expenses	$228,465	$470,914	$1,391,966

OTHER INCOME
Interest	6,981	6,196	20,197

NET (LOSS)	$(221,484)	(464,718)	$(1,371,769)

Weighted number of shares outstanding	17,990,042	17,626,925	17,863,880

(Loss) per weighted number of shares outstanding	(0.01)	(0.03)	(0.08)

See notes to financial statements

Revolutionary Concepts, Inc.

(A Development Stage Company)

STATEMENTS OF STOCKHOLDER'S ACUMULATED DEFICIT

For the years ending December 31, 2008 and 2007

for the years ended December 31, 2004, 2005, 2006, 2007 and 2008

				Restated
			Restated	Unpaid	Restated
	Number of	Par	Paid in	Capital	Accumulated	Restated
	Shares	Value	Capital	Contribution	(Deficit)	Total
BALANCE MARCH 12, 2004	10,000	1	32,499	-	(3,991)	28,509
(Date of Inception)
Contributed Capital			99,500			99,500

Unpaid capital contributions				(21,695)		(21,695)

Net (Loss)					(86,084)	(86,084)

BALANCE DECEMBER 31, 2004	10,000	$1	$131,999	$(21,695)	$(90,075)	$20,230

Shares issued after re-domicile	15,990,000	15,999				15,999

Shares for Professional services	1,000,000	1,000	99,000			100,000
Issued February 2005 at $.10 per share

Private Placement Memorandum I	850,000	850	455,151			456,001
Issued from March 2005 to 12/31/05
at $.50 per share

Unpaid capital contributions				(130,532)		(130,532)

Net (Loss)					(518,270)	(518,270)

BALANCE DECEMBER 31, 2005	17,850,000	$17,850	$686,150	$(152,227)	$(608,345)	$(56,572)

Private Placement Memorandum I	150,000	150	61,994			62,144
Issued from 12/31/05 to March 2006
at $.50 per share

Shares repurchased with cash	(144,000)	(144)	(9,500)			(9,644)

Capital contributions repaid				26,496		26,496

Net (Loss)					(77,222)	(77,222)

BALANCE DECEMBER 31, 2006	17,856,000	$17,856	$738,644	$(125,731)	$(685,567)	$(54,798)

Private Placement Memorandum II	642,200	642	320,458			321,100
Issued from May 2007 to October 2007
at $.50 per share

Shares for Professional services	313,500	314	156,436			156,750

Capital contributions repaid				18,335		18,335

Net (Loss)					(464,718)	(464,718)

BALANCE DECEMBER 31, 2007	18,811,700	$18,812	$1,215,538	$(107,396)	$(1,150,285)	$(23,331)

Shares issued for retirement of debt	630,811	631				631

Paid in capital			314,775			314,775

Unpaid capital contributions				(79,776)		(79,776)

Net (Loss)					(221,484)	(221,484)

BALANCE DECEMBER 31, 2008	19,442,511	$19,443	$1,530,313	$(187,172)	$(1,371,769)	$(9,185)

See notes to financial statements

Revolutionary Concepts, Inc.

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

For the years ending December 31, 2008 and 2007

and the period from March 12, 2004 (Inception) to December 31, 2008

			March 12, 2004
	Year ended	Year ended	(Inception) to
	December 31,	December 31,	December 31,
	2008	2007	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss)	$(221,484)	(464,718)	$(1,371,769)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	19,223	21,703	56,187
(Increase) in security deposits	-	-	(1,500)
(Increase) in organizational costs	-	-	(3,070)
Common stock shares and paid in capital for services	-	156,750	256,750
Increase in (decrease) accounts payable and accrued expenses	(26,438)	(8,347)	57,205
NET CASH USED BY OPERATING ACTIVITIES	(228,699)	(294,612)	(1,006,197)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	-	(2,987)	(11,331)
Investment in patent costs	(26,001)	(22,766)	(88,306)
NET CASH USED BY INVESTING ACTIVITIES	(26,001)	(25,753)	(99,637)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock shares from private placements		642	1,642
Issuance of common stock shares for retirement of notes payable	631	-	631
Issuance of notes payable	307,500	-	307,500
Retirement of notes payable	(307,500)	-	(307,500)
Paid in capital from private placements	-	320,458	837,603
Capital contributions	314,775	-	462,774
Common stock shares repurchased with cash	-	-	(9,644)
Unpaid capital contributions	(79,776)	18,335	(187,172)
NET CASH PROVIDED BY FINANCING ACTIVITIES	235,630	339,435	1,105,834

NET INCREASE(DECREASE) IN CASH	(19,070)	19,070	0

CASH BALANCE BEGINNING OF PERIOD	19,070	0	0

CASH BALANCE END OF PERIOD	$0	19,070	$0

SUPPLEMENTAL DISCLOSURES
Interest paid	$7,924	266	$6,379

See notes to financial statements

REVOLUTIONARY CONCEPTS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS as of December 31, 2008

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations - Revolutionary Concepts, Inc. (the “Company”) was originally organized in North Carolina on March 12, 2004.  On February 28, 2005 the company was reorganized and re-domiciled as a Nevada corporation.  The Company is in the product development stage.  Recently, the company completed the initial development of a working prototype of the Eyetalk Communicator (“EYETALK”).  This technology has many applications.  The EYETALK specifically provides wireless technology that offers consumers an opportunity to interact with visitors to their front door.  This is initiated through a doorbell or a motion sensor, which sets off a series of events that result in a phone call to the consumer who then can interact with the visitor through both video and audio.  This same wireless technology could also be made portable so that you could see a child’s sporting event or school play even when you not present.  The Company is also exploring other applications for the technology.  The company may need to raise additional capital to further develop the EYETALK and to begin the commercialization of the EYETALK technology.  They have obtained a patent on certain key components of the technology.

Basis of presentation - These financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements on a going concern basis, which assumes the realization of assets and the discharge of liabilities in the normal course of operations for the foreseeable future.  The Company maintains its financial records on an accrual method of accounting.  The Company’s ability to continue as a going concern is dependent upon continued ability to obtain financing to repay its current obligations and fund working capital until it is able to achieve profitable operations.  The Company will seek to obtain capital from equity financing through the exercise of warrants and through future common share private placements.  The Company may also seek debt financing, if available.  Management hopes to realize sufficient sales in future years to achieve profitable operations.  There can be no assurance that the Company will be able to raise sufficient debt or equity capital on satisfactory terms.  If management is unsuccessful in obtaining financing or achieving profitable operations, the Company may be required to cease operations.  The outcome of these matters cannot be predicted at this time.  These financial statements do not give effect to any adjustments which could be necessary should the Company be unable to continue as a going concern and, therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts differing from those reflected in the financial statements.

Revenue recognition – The Company will recognize sales revenue at the time of delivery when ownership has transferred to the customer, when evidence of a payment arrangement exists and the sales proceeds are determinable and collectable.  Provisions will be recorded for product returns based on historical experience.  To date, the Company’s revenue is primarily comprised of interest income.

Options and warrants issued – The Company allocates the proceeds received from equity financing and the attached options and warrants issued, based on their relative fair values, at the time of issuance.  The amount allocated to the options and warrants is recorded as additional paid in capital.

Stock-based compensation – The Company will account for its employee stock based compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25.  “Accounting for Stock Issued to Employees”, and related interpretations.  As such, compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received will be based upon the fair value of the equity instruments issued, as the services are provided and the securities earned.  SFAS No. 123, “Accounting for Stock-Based Compensation”, requires entities that continue to apply the provisions of APB Opinion No. 25 for transactions with employees to provide pro forma net earnings (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied to these transactions.  For the period from inception (March 12, 2004) to December 31, 2007, no stock options were committed to be issued to employees.

REVOLUTIONARY CONCEPTS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS as of December 31, 2008

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes – Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards that are available to be carried forward to future years for tax purposes.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  When it is not considered to be more likely than not that a deferred tax asset will be realized, a valuation allowance is provided for the excess.  Although the Company has significant loss carry forwards available to reduce future income for tax purposes, no amount has been reflected on the balance sheet for deferred income taxes as any deferred tax asset has been fully offset by a valuation allowance.

Loss per share – Basic loss per share has been calculated using the weighted average number of common shares issued and outstanding during the year.

Use of Estimates - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions, where applicable, that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management does not expect such variances, if any, to have a material effect on the financial statements.

Research and Development Costs - Research and development costs are expensed as incurred in accordance with generally accepted accounting principles in the United States of America.  Research is planned search or critical investigation aimed at discovery of new knowledge with the hope that such knowledge will be useful in developing a new product or service or a new process or technique or in bringing about a significant improvement to an existing product or process. Development is the translation of research findings or other knowledge into a plan or design for a new product or process or for a significant improvement to an existing product or process whether intended for sale or use. It includes the conceptual formulation, design, and testing of product alternatives, construction of prototypes, and operation of pilot plants. It does not include routine or periodic alterations to existing products, production lines, manufacturing processes, and other on-going operations even though those alterations may represent improvements and it does not include market research or market testing activities. Elements of costs shall be identified with research and development activities as follows:  The costs of materials and equipment or facilities that are acquired or constructed for research and development activities and that have alternative future uses shall be capitalized as tangible assets when acquired or constructed. The cost of such materials consumed in research and development activities and the depreciation of such equipment or facilities used in those activities are research and development costs. However, the costs of materials, equipment, or facilities that are acquired or constructed for a particular research and development project and that have no alternative future uses and therefore no separate economic values are research and development costs at the time the costs are incurred.  Salaries, wages, and other related costs of personnel engaged in research and development activities shall be included in research and development costs. The costs of contract services performed by others in connection with the research and development activities of an enterprise, including research and development conducted by others in behalf of the enterprise, shall be included in research and development costs.

Depreciation – is computed using the straight-line method over the assets’ expected useful lives.

Amortization – Deferred charges are amortized using the straight-line method over six years.

REVOLUTIONARY CONCEPTS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS as of December 31, 2008

NOTE 2 – ACCOUNTING PRONOUNCEMENTS

SFAS No. 7, Accounting and Reporting by Development Stage Enterprises, establishes guidelines for identifying companies in the development stage and specifies the standards of financial accounting and reporting that apply to those companies. In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, “Share-Based Payment” (“SFAS 123R”). SFAS 123R revises FASB Statement No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees.” SFAS 123R requires all public and non-public companies to measure and recognize compensation expense for all stock-based payments for services received at the grant-date fair value, with the cost recognized over the vesting period (or the requisite service period). SFAS 123R is effective for small business issuers for all interim periods beginning after December 15, 2005. The adoption of SFAS 123R did not have a material impact on the Company's financial statements or results of operations.

SFAS No. 123R permits public companies to adopt its requirements using one of two methods. A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date. A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption. The Company has yet to determine which method to use in adopting SFAS 123R.

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs - an amendment of ARB No. 43, Chapter 4” (“SFAS 151”). This statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to costs of conversion be based upon the normal capacity of the production facilities. The provisions of SFAS 151 are effective for fiscal years beginning after June 15, 2005. As such, the Company has adopted these provisions, if any, at the beginning of the fiscal year 2006.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29” (“SFAS 153”). SFAS 153 replaces the exception from fair value measurement in APB Opinion No. 29 for non-monetary exchanges of similar productive assets with a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for all interim periods beginning after June 15, 2005. The adoption of SFAS 153 did not have a material impact on the Company's financial statements or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. These requirements apply to all voluntary changes and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 is effective for fiscal years beginning after December 15, 2005. As such, the Company has adopted these provisions, if any, at the beginning of the fiscal year ended December 31, 2006.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments--an amendment of FASB Statements No. 133 and 140” (“SFAS 155”). This Statement amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets”. This Statement permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized

REVOLUTIONARY CONCEPTS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS as of December 31, 2008

NOTE 2 - ACCOUNTING PRONOUNCEMENTS (continued)

financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued for the Company for fiscal year begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position

NOTE 3 – RELATED PARTY TRANSACTIONS

The Board of Directors have authorized the officers of the company to receive advances from the company for the foreseeable future, in lieu of taking compensation, under terms of promissory notes bearing 5% interest, beginning January 1, 2006.  As of December 31, 2007 and 2008 the advances totaled $107,396 and $187,172, respectively.  These advances are described as unpaid capital contributions for financial reporting purposes.

NOTE 4 – ACCOUNTS PAYABLE

Accounts payable consist of the following:

12/31/08

12/31/07

Professional fees

$  9,125

$  9,125

Overdrawn bank accounts

                  1,298                       -

Accrued payroll taxes

  16,399

    9,418

Legal fees

  10,100

  10,100

Consulting fees

  20,283

  55,000

$57,205

$83,643

NOTE 5 – COMITMENTS AND CONTENGINCIES

Liabilities for loss contingencies, arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.  Recoveries from third parties, which are probable of realization are separately recorded, and are not offset against the related liability, in accordance with FASB No. 39, “Offsetting of Amounts Related to Certain Contracts.”  The Company is the plaintiff in a lawsuit seeking damages against the law firm retained to file for “EYETALK” product patent.

The Company alleges professional malpractice by a patent agent, professional malpractice by attorneys, failure to supervise a non-attorney employee, respondent superior, misappropriation of funds and breach of contract.  The outcome of this lawsuit cannot be determined at this time and attorneys fees associated with the lawsuit are contingent upon a successful outcome in this case.

NOTE 6 – CAPITAL FINANCING

The Company, though a Private Placement Memorandum (“PPM”) dated April 24, 2007, has raised additional capital of $321,100.  The PPM offered 642,200 shares of common stock at a price of $.50 per share.  Expenses of this offering, $18,000, were paid from the proceeds and included legal and accounting expenses, filling fees, printing costs and other offering costs.  No commission, discount, finder’s fee or other similar remuneration or compensation was paid, directly or indirectly to any person for soliciting any prospective purchaser.  This was a non-contingent offering and there was no minimum number of shares required to be sold, except the minimum of $1,000 (2,000 shares) per purchaser was required to accredited investors.

REVOLUTIONARY CONCEPTS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS as of December 31, 2008

NOTE 7 – ITELLECTUAL PROPERTY

The patent no. US 7,193644 B2, for the prototype was successfully obtained on March 20, 2007.  In accordance with FASB 86, the Company has established a technological feasibility date on July 21, 2004, the date that Phase I was delivered and presented.  The software development costs have been analyzed and it has been determined that all software development costs were incurred subsequent to the feasibility date.  The useful life of capitalized software costs has been assumed to be 5 years.  Total software development costs were $32,200 and the appropriate minimum amortization has been taken, also in accordance with FASB 86.

NOTE 8 – COMMON STOCK SHARES FOR SERVICES

In January 2005, the Company issued one million shares of common stock for professional, legal and consulting fees.  This transaction was recorded in accordance with FASB 123R at $.10 per share.  These initial shares for services were issued before the Company raised any capital by private offering and was therefore valued at the value of services provided.  In the year ending December 31, 2007, the Company issued 313,500 shares of common stock for professional services.  These transactions were also recorded in accordance with FASB 123R at $.50 per share based on the value indicated from the shares sold in recent private placement memorandum.

NOTE 9 – CONVERSION OF DEBT TO EQUITY

On April 24, 2008 the Company issued two notes payable in the amount of $7,500 to unrelated parties.  On May 5, 2008 the Company issued another note payable $300,000 to another non-related party at 4% interest which begin to come due in October, 2008. These promissory notes were secured by a pledge of up to 612,000 shares of restricted common stock from our authorized but unissued shares. The Company has issued 630,811 shares of restricted common stocks to the note holders in exchange for the retirement of debt and interest payable.

Table of Contents

REVOLUTIONARY CONCEPTS, INC.

PROSPECTUS

November 3, 2009

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.